Exhibit 10.1

STOCK PURCHASE AND TRANSACTION AGREEMENT

by and between

KCAP FINANCIAL, INC.

and

BC PARTNERS ADVISORS L.P.

_____________________

DATED AS OF DECEMBER 14, 2018

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	Article V
	REPRESENTATIONS AND WARRANTIES OF BCP

5.1	Corporate Organization	30
5.2	Authority; No Violation	30
5.3	Consents and Approvals	32
5.4	Regulatory Matters	33
5.5	Broker’s Fees	33
5.6	Legal Proceedings	33
5.7	State Takeover Statutes	34
5.8	BCP Information	34
5.9	No Financing Condition	34
5.10	No Contracts with Management or Stockholders	34
5.11	Securities Laws Matters	34
5.12	Investigation	35
5.13	No Other Representations or Warranties	35

	Article VI
	COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1	KCAP Forbearances	36

	Article VII
	ADDITIONAL AGREEMENTS

7.1	Regulatory and Other Matters	39
7.2	Access to Information; Confidentiality	41
7.3	KCAP Stockholder Approval	41
7.4	Post-Closing Employment Matters	43
7.5	Indemnification; Directors’ and Officers’ Insurance	44
7.6	Additional Agreements	44
7.7	Advice of Changes	44
7.8	No Solicitation	45
7.9	Takeover Statutes	48
7.10	Stockholder Litigation	48
7.11	LibreMax Merger Agreement	48
7.12	KCAP Benefit Plans	49
7.13	Removal of Legend	49

	Article VIII
	CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligation To Consummate the Closing	50
8.2	Conditions to BCP’s Obligation to Consummate the Closing	50
8.3	Conditions to KCAP’s Obligation to Consummate the Closing	51

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	Article IX
	TERMINATION AND AMENDMENT

9.1	Termination	52
9.2	Effect of Termination	53
9.3	Fees and Expenses	53
9.4	Expense Reimbursement.	53
9.5	Amendment	54
9.6	Extension; Waiver	54

	Article X
	GENERAL PROVISIONS

10.1	Limited Survival of Representations, Warranties, Covenants and Agreements	54
10.2	Notices	54
10.3	Interpretation	55
10.4	Counterparts	56
10.5	Entire Agreement	56
10.6	Governing Law; Jurisdiction	56
10.7	Publicity	56
10.8	Assignment; Third Party Beneficiaries	57
10.9	Remedies	57
10.10	Waiver of Jury Trial	58
10.11	Severability	58
10.12	No Suits Against Non-Parties	58

Exhibits

Exhibit A	Form of Investment Advisory Agreement
Exhibit B	Form of Administration Agreement

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STOCK PURCHASE AND TRANSACTION AGREEMENT

STOCK PURCHASE AND TRANSACTION AGREEMENT, dated as of December 14, 2018 (this “Agreement”), by and between KCAP Financial, Inc., a Delaware corporation (“KCAP”), and BC Partners Advisors L.P., a Delaware limited partnership (“BCP”). Each of KCAP and BCP may, from time to time, be referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

RECITALS:

WHEREAS, KCAP is an internally managed business development company subject to regulation under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, it is contemplated that, following the date hereof but prior to the Closing, BCP will form or caused to be formed a new entity (the “Investment Adviser”) that will be registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”);

WHEREAS, prior to the date hereof, (i) KCAP and BCP Great Lakes Fund LP, a Cayman Islands exempted limited partnership (“Great Lakes”) managed by BCP Great Lakes GP LP (“Great Lakes GP”), entered into a subscription agreement pursuant to which KCAP has agreed to make aggregate capital contributions to Great Lakes of $25,000,000, and (ii) KCAP and Great Lakes GP entered into a letter agreement, pursuant to which KCAP and Great Lakes GP have agreed to certain terms regarding the timing and waiver of the management fee payable by KCAP in respect of its investment in Great Lakes;

WHEREAS, prior to the date hereof, KCAP and BCP entered into a letter agreement (the “Asset Purchase Letter Agreement”) pursuant to which each of KCAP and BCP will use its commercially reasonable efforts to effect the sale by BCP (or its Affiliates or advisory clients thereof), in one or more transactions, of certain assets held by BCP (or its Affiliates or advisory clients thereof) that, taken together, have an aggregate principal amount of approximately $75,000,000 less the aggregate amount of capital contributions made by KCAP to Great Lakes;

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “LibreMax Merger Agreement”) dated as of November 8, 2018 by and among KCAP, Commodore Holdings, L.L.C., a Delaware limited liability company, Katonah Debt Advisors, L.L.C., a Delaware limited liability company (“Katonah”), Trimaran Advisors, L.L.C., a Delaware limited liability company (“Trimaran”), Trimaran Advisors Management, L.L.C., a Delaware limited liability (together with Katonah and Trimaran, the “Asset Management Subsidiaries”), LibreMax Intermediate Holdings, LP, a Delaware limited partnership (“LibreMax”), LM Rubicon Merger Sub 1, LLC, a Delaware limited liability company, LM Rubicon Merger Sub 2, LLC, a Delaware limited liability company, and LM Rubicon Merger Sub 3, LLC, a Delaware limited liability company, LibreMax will acquire the Asset Management Subsidiaries on the terms, and subject to the conditions, set forth therein (the “LibreMax Transaction”);

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WHEREAS, the Parties desire to enter into a series of transactions pursuant to which, among other things, (a) at the Closing, (i) KCAP and the Investment Adviser will enter into an investment advisory agreement in the form attached hereto as Exhibit A (the “Investment Advisory Agreement”), pursuant to which the Investment Adviser will become the investment adviser to KCAP, (ii) KCAP and BC Partners Management LLC, an Affiliate of BCP (the “Administrator”), will enter into an administration agreement in the form attached hereto as Exhibit B (the “Administration Agreement” and, together with the Investment Advisory Agreement, the “Management Agreements”), pursuant to which the Administrator will become administrator to KCAP and (iii) BCP will cause to be paid to the holders of record of KCAP Eligible Shares the Stockholder Payments; and (b) from time to time following the Closing, BCP or an Affiliate thereof will acquire directly from KCAP shares of common stock, par value $0.01 per share, of KCAP (“KCAP Common Stock”) in private placement transactions exempt from registration under Section 4(a)(2) of the Securities Act, in each case on the terms and subject to the conditions set forth herein (the foregoing (a) and (b), together with the other transactions contemplated by this Agreement, the “Contemplated Transactions”);

WHEREAS, the board of directors of KCAP (the “KCAP Board”), at a meeting duly called and held at which all members (including the independent members) thereof were present, has duly and unanimously adopted resolutions (a) determining that this Agreement, the Management Agreements and the Contemplated Transactions are advisable, fair to and in the best interests of KCAP and the holders of KCAP Common Stock (the “KCAP Stockholders”); (b) directing that the Investment Advisory Agreement be submitted to the KCAP Stockholders for approval at a special meeting of KCAP Stockholders to be duly called and held therefor (the “KCAP Stockholder Meeting”); (c) recommending that the KCAP Stockholders so approve the Investment Advisory Agreement, in accordance with Section 15 of the Investment Company Act, at the KCAP Stockholder Meeting (such recommendation, the “KCAP Board Recommendation”); and (d) setting a preliminary record date in connection with the KCAP Stockholder Meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the members of the KCAP Board is entering into a voting and support agreement with BCP; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Contemplated Transactions and to prescribe certain conditions to the Contemplated Transactions.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

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Article I
DEFINED TERMS

1.1       Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.8(d).

“Administration Agreement” has the meaning set forth in the Recitals to this Agreement.

“Administrator” has the meaning set forth in the Recitals to this Agreement.

“Adverse Recommendation Change” has the meaning set forth in Section 7.3(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Affiliate Transaction” has the meaning set forth in Section 4.21.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.8(c)(iv).

“Amended and Restated KCAP Certificate” has the meaning set forth in Section 2.4(a).

“Asset Management Subsidiaries” has the meaning set forth in the Recitals to this Agreement.

“Asset Purchase Letter Agreement” has the meaning set forth in the Recitals to this Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“BCP” has the meaning set forth in the preamble to this Agreement.

“BCP Disclosure Schedule” means that certain disclosure schedule of BCP attached hereto.

“BCP Expenses” means an amount equal to BCP’s documented out-of-pocket costs and expenses (including legal, investment banking, accounting, tax, regulatory, operations, advisory, management, human resources (including pension), consulting, insurance, audit, search, asset appraisal, title, surveys, financing, filing, compensation, travel and other similar fees, costs and expenses) and incurred or accrued by or on behalf of BCP or its Affiliates or its or their Representatives and paid or payable to a third party in connection with this Agreement and the Contemplated Transactions including BCP’s or its Affiliates’ or its or their Representatives’ due diligence investigation of KCAP and its Subsidiaries and the preparation, negotiation, execution and delivery of definitive agreements in connection with the Contemplated Transactions, but in all cases excluding internally allocated costs and expenses and subject to a maximum of (i) $350,000 in the aggregate if this Agreement is terminated pursuant to Section 9.1(d) and (ii) $750,000 in the aggregate if this Agreement is terminated pursuant to Section 9.1(g) or Section 9.1(h).

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“BCP Fundamental Reps” has the meaning set forth in Section 8.3(a)(i).

“BCP Material Adverse Effect” means any occurrence, change, event, effect or development that, individually or in the aggregate, (a) has or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, liabilities or business of the credit business of BCP and its Subsidiaries, taken as a whole (the “BCP Credit Business”) (provided, however, that, with respect to this subsection (a) only, the determination of whether a “BCP Material Adverse Effect” exists or has occurred shall not include effects to the extent attributable to (i) changes, after the date hereof, in GAAP, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which the BCP Credit Business operates, (iii) actions or omissions taken with the prior express written consent of KCAP, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which the BCP Credit Business operates, (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events or (vi) the public disclosure of this Agreement or the Contemplated Transactions, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that such effects disproportionately impact the financial condition, results of operations, assets, liabilities or business of the BCP Credit Business, as compared to other credit businesses in the industry in which the BCP Credit Business operates); or (b) materially impairs the ability of BCP to consummate, or prevents or materially delays, any of the Contemplated Transactions or would reasonably be expected to do so.

“BCP Regulatory Agreement” has the meaning set forth in Section 5.4.

“BCP Regulatory Approvals” has the meaning set forth in Section 5.3(a).

“BCP Related Parties” has the meaning set forth in Section 10.12(d)(i).

“BDC” has the meaning set forth in Section 2(a)(48) of the Investment Company Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Cancellation Acknowledgment Agreement” has the meaning set forth in Section 2.5(a).

“Claim” means any claim, action, litigation, suit, inquiry, proceeding, enforcement proceeding, audit or investigation by or before any Governmental Entity, or any similar legal, administrative, arbitral or other proceeding or mediation, whether civil, criminal or administrative.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” means an amount equal to $25,000,000.

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“COBRA” has the meaning set forth in Section 7.12(a).

“COBRA Plans” has the meaning set forth in Section 7.12(a).

“Code” means the United States Internal Revenue Code of 1986.

“Competing Proposal” means any inquiry, proposal, offer, indication, interest, request, discussions, negotiations or other form of communication, whether oral or written, formal or informal, public or non-public or otherwise (any “Proposal”), to effect, or which could reasonably be expected to lead to or result in a Proposal to effect, any of the following:

(a)       a purchase or other acquisition, directly or indirectly, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, or otherwise, of (i) 10% or more of any class of capital stock, other equity securities or voting power of KCAP or any resulting parent company of KCAP, or (ii) assets or businesses of KCAP or its Subsidiaries that generate 10% or more of the net revenues or net income (for the 12-month period ending on the last day of KCAP’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of KCAP and its Subsidiaries, taken as a whole, immediately prior to such purchase or other acquisition;

(b)       any other direct or indirect transaction or series of transactions that would result in KCAP converting from an internally managed BDC to an externally managed BDC; or

(c)       any voluntary or involuntary liquidation, bankruptcy, dissolution or winding up of KCAP,

in each case, other than the LibreMax Transaction (in the form contemplated by the LibreMax Merger Agreement as in effect on the date hereof) and the Contemplated Transactions.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Contemplated Transactions” has the meaning set forth in the Recitals to this Agreement.

“Continuing Company Employees” has the meaning set forth in Section 7.4(a).

“Contract” has the meaning set forth in Section 4.3(c).

“Delaware Courts” has the meaning set forth in Section 10.6.

“Designated Directors” has the meaning set forth in Section 2.4(b)(ii).

“DGCL” has the meaning set forth in Section 4.15.

“Employment Agreements” has the meaning set forth in Section 4.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” has the meaning set forth in Section 4.11(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” means, solely with respect to the representations and warranties contained in Article IV or V, as applicable, or in any certificate delivered pursuant to this Agreement, intentional or willful misrepresentation of material facts included in such representations or warranties which constitute common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Governmental Entity” means any federal, state, local or foreign government or subdivision thereof, or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, or any SRO.

“Health Insurance Reimbursement” has the meaning set forth in Section 7.12(a).

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

“Intellectual Property” means all intellectual property and proprietary rights, including patents, copyrights, trade secrets, algorithms, methods, processes, inventions, know-how and trademarks, service marks, trade, corporate or d/b/a names, domain names and social or mobile media identifiers and other source indicators and all goodwill symbolized thereby.

“Investment Adviser” has the meaning set forth in the Recitals to this Agreement.

“Investment Advisers Act” has the meaning set forth in the Recitals to this Agreement.

“Investment Advisory Agreement” has the meaning set forth in the Recitals to this Agreement.

“Investment Assets” means KCAP’s debt and equity investments in Portfolio Companies.

“Investment Company Act” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means hardware, software, code, systems, networks, websites, databases, applications and other information technology assets and equipment and the data stored therein or processed thereby.

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“Katonah” has the meaning set forth in the Recitals to this Agreement.

“KCAP” has the meaning set forth in the preamble to this Agreement.

“KCAP Benefit Plans” has the meaning set forth in Section 4.11(a).

“KCAP Board” has the meaning set forth in the Recitals to this Agreement.

“KCAP Board Recommendation” has the meaning set forth in the Recitals to this Agreement.

“KCAP Bylaws” means the bylaws of KCAP, as of the date hereof.

“KCAP Certificate” means the certificate of incorporation of KCAP, as of the date hereof.

“KCAP Common Stock” has the meaning set forth in the Recitals to this Agreement.

“KCAP Debt Documents” means, collectively, (i) the KCAP JV Financing Documents, (ii) the KCAP Revolving Credit Facility, and (iii) the KCAP Retail Notes Documents.

“KCAP Disclosure Schedule” means that certain disclosure schedule of KCAP attached hereto.

“KCAP Eligible Share” has the meaning set forth in Section 2.2(a).

“KCAP Employees” has the meaning set forth in Section 4.11(a).

“KCAP JV Financing Documents” means the Indenture, dated as of October 24, 2017, by and between KCAP F3C Senior Funding, LLC and U.S. Bank National Association.

“KCAP Material Adverse Effect” means any occurrence, change, event, effect or development that, individually or in the aggregate, (a) has or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, liabilities, or business of KCAP and its Subsidiaries, taken as a whole (provided, however, that, with respect to this subsection (a) only, the determination of whether a “KCAP Material Adverse Effect” exists or has occurred shall not include effects to the extent attributable to (i) changes, after the date hereof, in GAAP, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which KCAP and its Subsidiaries operate, (iii) actions or omissions taken with the prior express written consent of BCP, (iv) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which KCAP and its Subsidiaries operate, (v) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (vi) the public disclosure of this Agreement or the Contemplated Transactions, or (vii) the sale of the Asset Management Subsidiaries on the terms set forth in the LibreMax Merger Agreement as in effect on the date hereof, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that such effects disproportionately impact the financial condition, results of operations, assets, liabilities or business of KCAP and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which KCAP and its Subsidiaries operate); or (b) materially impairs the ability of KCAP to consummate, or prevents or materially delays, any of the Contemplated Transactions or would reasonably be expected to do so.

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“KCAP Material Contracts” has the meaning set forth in Section 4.13(a).

“KCAP Regulatory Agreement” has the meaning set forth in Section 4.5(e).

“KCAP Regulatory Approvals” has the meaning set forth in Section 4.5(d).

“KCAP Related Parties” has the meaning set forth in Section 10.12(d)(ii).

“KCAP Restricted Shares” means the shares of KCAP Common Stock awarded under the KCAP Stock Plan that are outstanding and have not previously been forfeited.

“KCAP Retail Notes Documents” means, collectively, (i) the Base Indenture dated as of October 10, 2012 between KCAP and U.S. Bank National Association relating to the 7.375% Senior Notes Due 2019; and (ii) the Second Supplemental Indenture dated as of August 14, 2017, between KCAP and U.S. Bank National Association relating to the 6.125% Senior Notes Due 2022.

“KCAP Revolving Credit Facility” means the revolving credit facility evidenced by that certain Loan and Security Agreement, dated as of March 1, 2018, by and among KCAP Funding I, LLC, KCAP, the financial institutions party thereto from time to time as lenders and State Bank and Trust Company, as amended by that certain First Amendment to Loan Security Agreement, dated as of June 4, 2018, by and among the above-named parties.

“KCAP SEC Reports” has the meaning set forth in Section 4.5(a).

“KCAP Severance Benefits” has the meaning set forth in Section 7.4(a).

“KCAP Stock Option” has the meaning set forth in Section 2.5(a).

“KCAP Stock Plan” means the KCAP Financial, Inc. 2017 Equity Incentive Plan (as Amended and Restated Effective May 4, 2017).

“KCAP Stockholder Approval” has the meaning set forth in Section 4.3(a).

“KCAP Stockholder Meeting” has the meaning set forth in Section 4.3(a).

“KCAP Stockholders” has the meaning set forth in the Recitals to this Agreement.

“KCAP Voting Debt” means bonds, debentures, notes or other indebtedness of KCAP having the right to vote on any matters on which shareholders of KCAP may vote.

“Law” means any federal, state, local, municipal, or foreign law, constitution, treaty, statute, code, ordinance, rule, administrative interpretation, regulation, directive (including those of any SRO), approval, judgment, order, writ, decree or injunction, in each case of any Governmental Entity.

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“LibreMax” has the meaning set forth in the Recitals to this Agreement.

“LibreMax Merger Agreement” has the meaning set forth in the Recitals to this Agreement.

“LibreMax Transaction” has the meaning set forth in the Recitals to this Agreement.

“Liens” means, collectively, pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any attribute of ownership).

“Management Agreements” has the meaning set forth in the Recitals to this Agreement.

“NASDAQ” means the Nasdaq National Market System.

“No MAE Rep” has the meaning set forth in Section 8.2(a)(i).

“Non-Continuing Company Employee” has the meaning set forth in Section 7.4(a).

“Notice of Adverse Recommendation” has the meaning set forth in Section 7.8(f).

“Notice of Superior Proposal” has the meaning set forth in Section 7.8(f).

“Option Cancellation Payment” has the meaning set forth in Section 2.5(a).

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company, (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; (vi) any stockholder or similar agreement among holders of securities of an issuer, and (vii) any amendment to any of the foregoing.

“Outgoing KCAP Person” has the meaning set forth in Section 2.4(b)(ii).

“Outside Date” has the meaning set forth in Section 9.1(c).

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Payment Agent” has the meaning set forth in Section 2.2(b).

“Payment Fund” has the meaning set forth in Section 2.2(b).

“Permit” means any license, permit, variance, exemption, franchise, consent, approval, authorization, qualification, or order of any Governmental Entity.

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“Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens arising under the KCAP Loan Documents, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice and (iv) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of KCAP and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, estate, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the Exchange Act), or any other business entity or any Governmental Entity, including a government or political subdivision or an agency or instrumentality thereof.

“Portfolio Company” means any entity in which KCAP or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in KCAP’s quarterly or annual reports.

“Proxy Statement” has the meaning set forth in Section 4.18.

“Representatives” means, with respect to any Person, the employees, officers, directors, principals, bankers (including investment bankers), financial advisors, attorneys, accountants, auditors or other advisors, agents or representatives of such Person.

“Related Party” has the meaning set forth in Section 4.20.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933.

“SRO” has the meaning set forth in Section 4.4(a).

“Stock Purchase” has the meaning set forth in Section 2.3(a).

“Stockholder Payment” has the meaning set forth in Section 2.2(a).

“Subsidiary”, when used with respect to a Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is required to be consolidated with such Person for financial reporting purposes under GAAP.

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“Superior Proposal” means any unsolicited, bona fide, written and binding Competing Proposal of a type contemplated by clause (a) of the definition thereof (regardless of whether such Competing Proposal would also result in the occurrence of a transaction under clause (b) of the definition thereof) that is fully financed or has fully committed financing, that provides for payment by the Person making such Competing Proposal of substantially all-cash consideration to the KCAP Stockholders, and that the KCAP Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and the Person making such Competing Proposal, (i) is more favorable to the KCAP Stockholders from a financial point of view than the Contemplated Transactions (including any adjustment to the terms and conditions proposed by BCP in response to such Competing Proposal), and (ii) is reasonably likely to be completed on the terms proposed on a timely basis; provided, that for purposes of this definition of “Superior Proposal”, references in the term “Competing Proposal” to “10%” shall be deemed to be references to “70%”.

“Takeover Statutes” has the meaning set forth in Section 4.17.

“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes of another Person described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor by contract or otherwise.

“Tax Return” means, with respect to a Person, a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person or any of its Subsidiaries.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes.

“Trimaran” has the meaning set forth in the Recitals to this Agreement.

“Welfare Plan” has the meaning set forth in Section 4.11(f).

Article II
TRANSACTIONS

2.1          Management Agreements. At the Closing, (i) KCAP shall, and BCP shall cause the Investment Adviser to, enter into the Investment Advisory Agreement and (ii) KCAP shall, and BCP shall cause the Administrator to, enter into the Administration Agreement.

2.2          Stockholder Payments.

(a)       In consideration of the consummation of the Contemplated Transactions, each share of KCAP Common Stock issued and outstanding as of immediately prior to the Closing (including each KCAP Restricted Share that becomes fully vested immediately prior to the Closing in accordance with Section 2.5(b)), other than any such shares that are (i) owned or held, directly or indirectly, by any Subsidiary of KCAP or by BCP or (ii) held in treasury by KCAP (each such share, after giving effect to the exclusions in clauses (i) and (ii), a “KCAP Eligible Share”), shall be entitled to receive, subject to and in accordance with Section 2.2(c), an amount in cash equal to (A) the Closing Payment divided by (B) the aggregate number of KCAP Eligible Shares (the “Stockholder Payment”).

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(b)       Prior to the Closing, BCP shall appoint KCAP’s transfer agent to act as payment agent (the “Payment Agent”), pursuant to a payment agent agreement to be entered into between BCP and the Payment Agent prior to the Closing, to make the Stockholder Payments. At or prior to the Closing, BCP shall deposit, or cause to be deposited, with the Payment Agent the Closing Payment (such cash deposit, plus any interest or other income earned thereon, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.2.

(c)       Promptly following the Closing, BCP shall instruct the Payment Agent to promptly deliver to each holder of record of KCAP Eligible Shares the Stockholder Payment for each such KCAP Eligible Share held of record by such holder (subject to deduction for any required withholding Tax). The Payment Agent may condition such payment upon receipt of such information from such holder as is required by applicable Law or the Payment Agent’s internal processes. No interest will be paid or accrued for the benefit of holders of record of KCAP Eligible Shares on their respective Stockholder Payments.

(d)       Holders of record of KCAP Eligible Shares, in their capacities as such, shall have no rights under this Agreement other than the right to receive their respective Stockholder Payments pursuant to Section 2.2(c). No other holders of capital stock, other securities or voting power of KCAP, in their capacities as such, shall have any rights to receive any Stockholder Payments or other payments pursuant to this Section 2.2 or otherwise.

2.3          Reinvestment of Incentive Fees. Following the Closing and until the second anniversary thereof, BCP shall cause the first $10,000,000 of incentive fees actually received in cash by the Investment Adviser from KCAP under the Investment Advisory Agreement (“Incentive Fees”) during such period to be used by the equity holders of the Investment Adviser (or Affiliates of such equity holders) to purchase shares of KCAP Common Stock from KCAP (such purchases, “Stock Purchases”). The purchase price per share for each Stock Purchase shall be the net asset value per share of KCAP Common Stock, as reported by KCAP in its then-most recent Form 10-K or Form 10-Q (as applicable), and the Stock Purchases shall (i) occur as soon as reasonably practicable following receipt of such incentive fees (i.e., during an open trading window and giving effect to any “blackout” period on trading, and otherwise in compliance with applicable Law and KCAP policies) and (ii) otherwise be on terms and conditions (including with respect to registration rights) customary for transactions of their nature. The Stock Purchases shall be funded using solely cash actually received from KCAP as Incentive Fees, and in no event shall BCP or its Affiliates or any other equity holder (or any Affiliates thereof) of the Investment Adviser be required to fund Stock Purchases using cash from any other source.

2.4          Amendment of KCAP Organizational Documents; Directors and Officers.

(a)       Prior to the Closing, the KCAP Board shall adopt resolutions, in accordance with Section 242 of the General Corporation Law of the State of Delaware, to amend and restate the KCAP Certificate (as so amended and restated, the “Amended and Restated KCAP Certificate”) so that, effective upon the Closing, KCAP’s name is changed to a name to be designated in writing by BCP to KCAP during the Interim Period.

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(b)       Prior to the Closing, the KCAP Board shall take all action necessary so that, effective upon the Closing:

              (i)       the size of the KCAP Board is increased to eight members;

              (ii)       each of the Persons set forth on Section 2.4(c)(ii) of the KCAP Disclosure Schedule (each, an “Outgoing KCAP Person”) resigns as a member of the KCAP Board or as an officer of KCAP, as applicable; and

(iii)       each of the Persons set forth on Section 2.4(c)(iii) of the KCAP Disclosure Schedule (each, a “Designated Director”) is appointed as a member of the KCAP Board, and is further designated as a member of the class of the KCAP Board set forth next to his name in such section of the KCAP Disclosure Schedule.

(c)       If, prior to the Closing, any Designated Director is unwilling or unable to serve as a member of the KCAP Board (whether due to death, disability or any other reason), then BCP may designate a replacement for any such Person by written notice to KCAP, and any such replacement Person shall be treated as a Designated Director for all purposes of this Agreement.

2.5          Treatment of Outstanding Options and Restricted Shares.

(a)       Immediately prior to the Closing, by virtue of the Closing and subject to the execution of an option cancellation agreement (the “Cancellation Acknowledgment Agreement”), in a form reasonably agreed to by BCP, by the applicable holder thereof, each option to purchase shares of KCAP Common Stock granted under the KCAP Stock Plan that is outstanding immediately prior to the Closing (each, a “KCAP Stock Option”) shall be cancelled in accordance with Section 2.5(a) of the KCAP Disclosure Schedule.

(b)       Immediately prior to the Closing, each KCAP Restricted Share outstanding and not previously forfeited under the KCAP Stock Plan shall become fully vested and all restrictions with respect to such KCAP Restricted Shares shall lapse. In the event that the relevant holder of the KCAP Restricted Shares has so requested (in accordance with the KCAP Stock Plan and relevant restricted share award agreement), KCAP shall, in accordance with the procedures adopted by KCAP, withhold a number of KCAP Restricted Shares having a fair market value (determined on the date such shares are withheld) equal to the aggregate amount required to be deducted and withheld under the Code and any applicable state or local Tax law with respect to the lapsing of restrictions on all KCAP Restricted Shares held by the relevant holder, and KCAP shall pay over to the appropriate taxing authorities a corresponding amount of cash in satisfaction of such Tax liabilities.

(c)       KCAP shall take all actions necessary to terminate the KCAP Stock Plan on the later of (i) immediately prior to the Closing and (ii) the date no KCAP Stock Option remains outstanding.

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2.6          Payments; Withholding Rights.

(a)       Except as contemplated by Section 2.2(c) or Section 2.5(a), all payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account or accounts as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

(b)       BCP, KCAP, the Payment Agent and any other Person making payments contemplated by this Agreement shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable such amounts as such Person determines it is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III
CLOSING; CLOSING DELIVERIES

3.1          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place (i) at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036, on the third Business Day after the satisfaction or (subject to applicable Law) waiver of all of the conditions set forth in Sections 8.1, 8.2 and 8.3 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions); or (ii) at such other place, date or time as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2          Closing Deliveries. At the Closing:

(a)         BCP shall deliver or cause to be delivered:

(i)       to KCAP, a counterpart to the Investment Advisory Agreement, duly executed by the Investment Adviser;

(ii)       to KCAP, a counterpart to the Administration Agreement, duly executed by the Administrator;

(iii)       to KCAP, the officer’s certificate required by Section 8.3(d); and

(iv)       to the Payment Agent, the Closing Payment.

(b)         KCAP shall:

(i)       deliver or cause to be delivered to BCP a counterpart to the Investment Advisory Agreement, duly executed by the KCAP;

(ii)       deliver or cause to be delivered to BCP a counterpart to the Administration Agreement, duly executed by KCAP;

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(iii)       deliver or cause to be delivered to BCP a copy of a resignation letter duly executed by each Outgoing KCAP Person;

(iv)       deliver to BCP the officer’s certificate required by Section 8.2(e);

(v)       deliver or cause to be delivered to BCP an executed and effective Option Cancellation Agreement with each Person set forth on Section 2.5(a) of the KCAP Disclosure Schedule; and

(vi)       file or cause to be filed with the Office of the Secretary of State of the State of Delaware the Amended and Restated KCAP Certificate.

Article IV
REPRESENTATIONS AND WARRANTIES OF KCAP

Except as disclosed in (i) the KCAP SEC Reports (as defined in Section 4.5(c) below) filed at least two Business Days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section or in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature); provided, that any matter disclosed in the KCAP SEC Reports shall not be deemed disclosed for purposes of the representations and warranties set forth in Section 4.1(a), Section 4.3(a), Section 4.3(b)(i) and Section 4.7 (collectively, the “KCAP Fundamental Reps”); or (ii) the KCAP Disclosure Schedule, KCAP hereby represents and warrants to BCP as follows:

4.1          Corporate Organization.

(a)       KCAP is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. KCAP has the requisite corporate power and corporate authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)       KCAP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a KCAP Material Adverse Effect.

(c)       True, complete and correct copies of the KCAP Certificate and the KCAP Bylaws are set forth on Section 4.1(c) of the KCAP Disclosure Schedule, and each as so set forth is in full force and effect as of the date hereof. As of the date hereof, KCAP is not, and at Closing will not be, in violation of any provision of the KCAP Certificate or the KCAP Bylaws.

(d)       KCAP has made available to BCP true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the KCAP Board and each committee thereof held since January 1, 2017 (in each case redacted as necessary to preserve attorney-client privilege, to comply with applicable confidentiality restrictions or to protect commercially sensitive information, including the identity of any potential acquirer or strategic partner and the terms of any such proposal).

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(e)       Except as set forth in Section 4.1(e) of KCAP Disclosure Schedule, KCAP has no Subsidiaries. Each of the Subsidiaries of KCAP (i) is duly formed and validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has the requisite limited liability company or similar organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a KCAP Material Adverse Effect. True, complete and correct copies of the Organizational Documents of each Subsidiary of KCAP have previously been made available to BCP, and each as so delivered is in full force and effect. No Subsidiary of KCAP is in violation of any provision of its Organizational Documents.

(f)       Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and the Portfolio Companies, KCAP does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

4.2          Capitalization.

(a)       The authorized capital stock of KCAP consists of (i) 100,000,000 shares of KCAP Common Stock, of which, as of the date of this Agreement, (A) 37,366,953 shares, including all KCAP Restricted Shares but excluding treasury shares and shares held by Subsidiaries of KCAP, were issued and outstanding, (B) 194,859 shares were held by KCAP in treasury and (C) no shares were held by Subsidiaries of KCAP, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date of this Agreement, none were issued and outstanding. As of the date of this Agreement, 164,060 KCAP Restricted Shares were issued and outstanding and subject to restrictions and no shares of KCAP Common Stock were reserved for issuance except for 944,595 shares of KCAP Common Stock reserved for issuance under the KCAP Stock Plan or upon the exercise of KCAP Stock Options. All of the issued and outstanding shares of KCAP Common Stock are, and all such shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No KCAP Voting Debt is issued or outstanding. Except as set forth in this Section 4.2(a), pursuant to Section 2.3 or as relates to the cashless settlement of KCAP Restricted Shares to satisfy applicable tax withholding requirements related to the vesting thereof, there are no outstanding (I) shares of capital stock or other voting securities or equity interests of KCAP; (II) securities of KCAP or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of KCAP or other voting securities or equity interests of KCAP or any of its Subsidiaries; (III) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of KCAP or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; (IV) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from KCAP or any of its Subsidiaries, or obligations of KCAP or any of its Subsidiaries to issue, any shares of capital stock of KCAP or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of KCAP or any of its Subsidiaries or rights or interests described in the preceding clause (III); (V) obligations of KCAP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities; or (VI) obligations pursuant to which KCAP or any of its Subsidiaries could be required to register shares of KCAP capital stock or other securities under the Securities Act. There are no stockholder agreements, voting trusts or other agreements or understandings to which KCAP or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restrict the transfer of, any capital stock or other voting securities or equity interests of KCAP or any of its Subsidiaries.

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(b)       Except as set forth in Section 4.2(b) of the KCAP Disclosure Schedule, all of the issued and outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of KCAP are owned, directly or indirectly, by KCAP, free and clear of any Liens, and all of such shares or voting securities or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of KCAP has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)       Section 4.2(c) of the KCAP Disclosure Schedule sets forth a true and complete list of all holders, as of the date hereof, of KCAP Restricted Shares and other similar rights to purchase or receive shares of KCAP Common Stock or similar rights granted under the KCAP Equity Plan or otherwise (collectively, “KCAP Stock Awards”), indicating as applicable, with respect to each KCAP Stock Award, the type of award granted, the number of shares of KCAP Common Stock subject to such KCAP Stock Award, the name of the plan under which such KCAP Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such KCAP Stock Award will be accelerated or otherwise adjusted in any way or any other terms that will be triggered or otherwise adjusted in any way by the consummation of the Contemplated Transactions or by the termination of employment or engagement or change in position of any holder thereof following the consummation of, or in connection, with the Contemplated Transactions. KCAP has made available to BCP true and complete copies of all KCAP equity plans and the forms of all restricted shares agreements evidencing the KCAP Restricted Shares. As of the date hereof, each KCAP Stock Option has an exercise price at or above the fair market value of a share of KCAP Common Stock.

(d)       Except for the amounts outstanding under the KCAP Debt Documents, neither KCAP nor its Subsidiaries has any indebtedness for borrowed money.

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4.3          Authority; KCAP Board Approval; No Violation.

(a)       KCAP has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Management Agreements and to consummate the Contemplated Transactions. The KCAP Board, at a meeting duly called and held at which all members (including the independent members) thereof were present, duly and unanimously adopted resolutions (i) determining that this Agreement, the Management Agreements and the Contemplated Transactions are advisable, fair to and in the best interests of KCAP and the KCAP Stockholders; (ii) duly and validly authorizing and approving the execution, delivery and performance of this Agreement and the Management Agreements by KCAP and the consummation by KCAP of the Contemplated Transactions; (iii) directing that the Investment Advisory Agreement be submitted to the KCAP Stockholders for approval at the KCAP Stockholder Meeting; (iv) issuing the KCAP Board Recommendation; and (v) setting a preliminary record date in connection with the KCAP Stockholder Meeting. Such resolutions have not been rescinded, modified or withdrawn in any manner. Except for the approval of the Investment Advisory Agreement by the affirmative vote of the holders of the lesser of (A) 67% or more of the shares present (either in person or by proxy) at the KCAP Stockholder Meeting and entitled to vote thereat and (B) a majority of the outstanding shares of KCAP Common Stock (such approval, the “KCAP Stockholder Approval”), no other corporate proceedings on the part of KCAP (whether in the nature of a KCAP Board approval, a KCAP security holder vote or otherwise) are necessary to approve this Agreement, the Management Agreements or the Contemplated Transactions. This Agreement has been, and at the Closing each of the Management Agreements will be, duly and validly executed and delivered by KCAP and (assuming due and valid authorization, execution and delivery by BCP, the Investment Adviser or the Administrator, as applicable) this Agreement constitutes, and at the Closing each of the Management Agreements will constitute, the valid and binding obligation of KCAP, enforceable against KCAP in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)       Neither the execution and delivery of this Agreement or the Management Agreement by KCAP, nor the consummation by KCAP of the Contemplated Transactions, nor the performance by KCAP of this Agreement or the Management Agreements, will (i) violate any provision of any Organizational Documents of KCAP or any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any Law applicable to KCAP or any of its Subsidiaries or by which KCAP or any of its Subsidiaries is bound, or (B) except as would not have a KCAP Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets or rights of KCAP or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (I) the Organizational Documents of KCAP or any of its Subsidiaries, (II) any bond, debenture, note, mortgage, indenture, deed of trust, guarantee, license, lease, franchise, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit or concession, whether oral or written (each, a “Contract”) to which KCAP or any of its Subsidiaries is a party or by which KCAP or any of its Subsidiaries or any of their respective properties or assets is bound.

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4.4          Consents and Approvals.

(a)       Except for (i) the filing with the SEC of the Proxy Statement, (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of NASDAQ, or any other applicable self-regulatory organization (“SRO”), (iii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of KCAP Common Stock pursuant to this Agreement, (iv) compliance with the Investment Company Act, and the rules and regulations promulgated thereunder, or (v) as set forth on Section 4.4(a) of KCAP Disclosure Schedule (the foregoing (i) through (v) referred to collectively as the “KCAP Regulatory Approvals”), no consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution, delivery and performance by KCAP of this Agreement or the Management Agreements or the consummation by KCAP of Contemplated Transactions.

(b)       Except for (i) receipt of the KCAP Stockholder Approval, (ii) consents under Contracts set forth on Section 4.4(b) of the KCAP Disclosure Schedule, and (iii) matters covered in the immediately preceding Section 4.4(a), no consents or approvals of any Person are necessary in connection with the execution, delivery and performance by KCAP of this Agreement or the Management Agreements or the consummation by KCAP of the Contemplated Transactions.

4.5          Reports; Regulatory Matters.

(a)       KCAP and each of its Subsidiaries have timely filed or furnished true and complete copies of all reports, registration statements and certifications, together with any amendments or supplements required to be made with respect thereto, that they were required to file or furnish since December 31, 2017 with (i) the SEC, (ii) NASDAQ, and (iii) any other applicable SRO or other Governmental Entity, and all other reports and statements required by applicable Law to be filed by them since December 31, 2017, and have paid all fees and assessments due and payable in connection therewith. Except for routine examinations of KCAP and its Subsidiaries conducted by an SRO or other Governmental Entity in the ordinary course of the business, no SRO or other Governmental Entity has, since December 31, 2017, initiated any actual or, to the knowledge of KCAP, threatened Claim regarding the business, disclosures or operations of KCAP or any of its Subsidiaries. Except as set forth in Section 4.5(a) of KCAP Disclosure Schedule, since December 31, 2017, no SRO or Governmental Entity has resolved any actual or, to the knowledge of KCAP, threatened Claim regarding the business, disclosures or operations of KCAP or any of its Subsidiaries. There is no unresolved, or, to KCAP’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of KCAP or any of its Subsidiaries.

(b)       Neither KCAP nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, any SRO or other Governmental Entity that restricts in any material respect the conduct of its business, or that in any material respect relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “KCAP Regulatory Agreement”), nor has KCAP or any of its Subsidiaries been advised since December 31, 2017 by any SRO or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such KCAP Regulatory Agreement.

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(c)       KCAP has timely filed or furnished on the SEC’s EDGAR system true and complete copies of each (i) registration statement, prospectus, report, schedule, proxy statement and other document or report required to be filed with or furnished to the SEC by KCAP or any of its Subsidiaries pursuant to applicable Law since December 31, 2017 (collectively, the “KCAP SEC Reports”) and (ii) communication mailed by KCAP to KCAP Stockholders since December 31, 2017. No such KCAP SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all KCAP SEC Reports complied as to form in all material respects with applicable Law. No executive officer of KCAP has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to any KCAP SEC Report and, as of the date of this Agreement, no KCAP SEC Report is subject to any ongoing review by the SEC.

4.6          Financial Statements.

(a)       The consolidated financial statements of KCAP and its Subsidiaries included in the KCAP SEC Reports (including the related notes and schedules included therein) (i) have been prepared from, and are in accordance with, the books and records of KCAP and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of KCAP and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments immaterial in nature and amount), (iii) complied, as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2017, KCAP has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of KCAP and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only bona fide transactions.

(b)       Neither KCAP nor any of its Subsidiaries has any liability or obligation of any nature whatsoever, required by GAAP to be reserved for in a consolidated balance sheet prepared in accordance with GAAP, whether absolute, accrued, contingent or otherwise, whether known or unknown, or whether due or to become due, except for those liabilities and obligations (i) that are reflected or reserved against on the consolidated balance sheet of KCAP and its Subsidiaries included in KCAP’s Quarterly Report on Form 10-Q for the period ended September 30, 2018 (including any notes thereto), (ii) for performance under Contracts (but not the breach thereof) or (iii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet that are not material to KCAP and its Subsidiaries, taken as a whole.

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(c)       KCAP has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that information relating to KCAP, including its consolidated Subsidiaries, required to be disclosed by KCAP in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that all such information is accumulated and communicated to the “principal executive officer” and the “chief financial officer” (each as defined in the Sarbanes-Oxley Act) of KCAP by others within those entities in connection with the reports KCAP files under the Exchange Act to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act.

(d)       KCAP has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of KCAP’s financial reporting and the preparation of KCAP’s financial statements for external purposes in accordance with GAAP. KCAP has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to its auditors and the audit committee of the KCAP Board (i) any significant deficiencies or material weaknesses in the design or operation of KCAP’s internal control over financial reporting which are reasonably likely to adversely affect KCAP’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in KCAP’s internal control over financial reporting.

(e)       Since December 31, 2017, the principal executive officer and the principal financial officer of KCAP have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. The principal executive officer and the principal financial officer of KCAP have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each KCAP SEC Document filed by KCAP.

(f)       Since December 31, 2017, (i) neither KCAP nor any of its Subsidiaries nor, to the knowledge of KCAP, any Representative of KCAP or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of KCAP or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that KCAP or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing KCAP or any of its Subsidiaries, whether or not employed by KCAP or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by KCAP or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the KCAP Board or any committee thereof or to any director or officer of KCAP or any of its Subsidiaries.

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(g)       Neither KCAP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among KCAP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, KCAP or any of its Subsidiaries in the KCAP SEC Reports.

(h)       No Subsidiary of KCAP is required to file any form, report, schedule, statement or other document with the SEC.

4.7          Broker’s Fees. Except for the fees of Keefe, Bruyette & Woods pursuant to a Contract previously made available to BCP (which fees will be paid by KCAP at or immediately following the Closing), neither KCAP nor any of its Subsidiaries has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

4.8          Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the KCAP Disclosure Schedule, since December 31, 2017 and through the date hereof, (a) the respective businesses of KCAP and its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice, (b) neither KCAP nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1 and (c) there has not been any KCAP Material Adverse Effect.

4.9          Legal Proceedings; Compliance with Law.

(a)       Except as set forth in Section 4.9 of KCAP Disclosure Schedule and except as would not, individually or in the aggregate, be material to KCAP and its Subsidiaries, taken as a whole, neither KCAP nor any of its Subsidiaries is a party to any, and there are no pending or, to KCAP’s knowledge, threatened, Claims of any nature by or against KCAP or any of its Subsidiaries or to which any of their assets are subject or by or against any officers or directors of KCAP or its Subsidiaries in their capacities as such.

(b)       Except as would not, individually or in the aggregate, be material to KCAP and its Subsidiaries, taken as a whole, there is no Law (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon KCAP or any of its Subsidiaries or the assets of KCAP or any of its Subsidiaries.

(c)       KCAP and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and operations, and have complied with and are not in default in any respect under any, any such Permits, except for such failures to hold, instances of non-compliance or defaults that would not have a KCAP Material Adverse Effect.

(d)       KCAP and each of its Subsidiaries have complied in all materials respects with all, and are not in default in any material respect under any, applicable Laws or company policies with respect to privacy, personal information and data and system security (“Privacy Policies”).

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4.10       Taxes and Tax Returns.

(a)       Each of KCAP and its Subsidiaries (i) has duly and timely filed (including all applicable extensions) all federal, state, local and foreign income and other material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate and complete, (ii) has paid all Taxes whether or not shown thereon as due and (iii) has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by the IRS or any other federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon KCAP or any Subsidiary for which KCAP does not have reserves that are adequate under GAAP. Neither KCAP nor any Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement or similar contract or arrangement (other than such an agreement or arrangement exclusively between or among KCAP and its Subsidiaries as described in Section 4.10(a) of the KCAP Disclosure Schedule). No claim has ever been made by a Taxing Authority in a jurisdiction where KCAP or any Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, and, to KCAP’s knowledge, there is no basis for any such claim to be made.

(b)       KCAP previously made a valid election under Subchapter M of Chapter 1 of the Code to be taxed as a regulated investment company beginning with its taxable year ended 2006. KCAP has qualified as a regulated investment company at all times subsequent to such election, and expects to qualify as such for its current taxable year. With respect to each taxable year, KCAP has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code and will satisfy the distribution requirements for its current taxable year.

(c)       KCAP and its Subsidiaries have complied in all material respects with all Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by such Laws, withheld from and paid over all amounts required to be so withheld and paid over under such Laws.

(d)       There are no Liens for Taxes upon the assets of KCAP or any of the Subsidiaries, except for Liens for Taxes not yet due and payable and Liens for Taxes that are both being contested in good faith and adequately reserved for in accordance with GAAP.

(e)       Neither KCAP nor any Subsidiary has granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor any request for such waiver or consent has been made.

(f)       No Subsidiary of KCAP is a “specified foreign corporation” as defined in Section 965(e) of the Code.

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(g)       KCAP does not have any liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

4.11       Employee Matters.

(a)       Section 4.11(a) of KCAP Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and each incentive, deferred compensation, paid-time-off, equity-based, phantom equity, severance, separation, termination, retention, change-of-control, pension, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, collective bargaining, material fringe benefit, or other similar plan, program, agreement, practice, policy, arrangement or commitment for the benefit of any employee, former employee, director or former director, independent contractor or former independent contractor of KCAP or any of its Subsidiaries (collectively, “KCAP Employees”), entered into, maintained or contributed to, or required to be maintained or contributed to by KCAP, any of its Subsidiaries or any Person that, together with KCAP or any of its Subsidiaries, is treated as a single employer or members of a controlled group under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code, (each such Person, an “ERISA Affiliate”) or pursuant to which KCAP or any of its Subsidiaries or ERISA Affiliates could have any actual or contingent liability, whether written or oral, and whether or not subject to ERISA (such plans, programs, agreements, practices, policies, arrangements and commitments, herein referred to as the “KCAP Benefit Plans”). In addition, Section 4.11(a) of KCAP Disclosure Schedule sets forth a true, complete and correct list of each employment agreement or independent contractor agreement for substantial personal services, other than oral agreements that can be terminated on prior notice of 30 days’ or less, without continuing obligation or penalty (such agreements herein referred to as the “Employment Agreements”).

(b)       With respect to each KCAP Benefit Plan, KCAP has made available to BCP true, complete and correct copies of the following (as applicable): (i) the written document evidencing such KCAP Benefit Plan (including any related trust agreements or other funding arrangements) and any amendment thereto or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the current summary plan description, and all summaries of material modifications thereto, (iii) the two (2) most recent Form 5500s, annual reports, financial statements and/or actuarial reports, (iv) the most recent IRS determination, opinion or advisory letter, and (v) all material written communications provided to employees in the last twelve (12) months relating to such KCAP Benefit Plans and all other material written communications with any governmental agency in the last thirty-six (36) months relating to such KCAP Benefit Plans, including any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedure. KCAP has made available to BCP true, complete and correct copies of any written Employment Agreements including all amendments thereto and, with respect to any Employment Agreement that is not in writing, a written description of the material terms thereof.

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(c)       (i) Each KCAP Benefit Plan (including any related trust) has been maintained, operated and administered (including with respect to reporting and disclosure) in accordance with its terms in all material respects, (ii) all KCAP Benefit Plans and Employment Agreements are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, including Section 409A of the Code, in each case in all material respects, (iii) to KCAP’s knowledge no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any KCAP Benefit Plan which would result in a material penalty, (iv) all contributions to, and payments from, KCAP Benefit Plans have been made in accordance with the terms of KCAP Benefit Plans, ERISA, the Code and all other applicable Laws in all material respects, (v) there are no current or, to KCAP’s knowledge, threatened investigations by any Governmental Entity, termination proceedings, or other claims by any Person (except routine claims for benefits) with respect to KCAP Benefit Plans or, to KCAP’s knowledge, any fiduciary thereof. No KCAP Benefit Plan is, and neither KCAP nor any ERISA Affiliate has ever sponsored or maintained or contributed to any benefit plan, subject to Title IV or Section 302 of ERISA or a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(d)       Except as set forth in Section 4.11(d) of KCAP Disclosure Schedule, (i) KCAP and each of its Subsidiaries and, to KCAP’s knowledge, each other party to each Employment Agreement has duly performed all obligations required to be performed by it to date under such agreement, and (ii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of KCAP or any of its Subsidiaries or, to KCAP’s knowledge, any other party thereto under any such Employment Agreement.

(e)       Each KCAP Benefit Plan intended to be qualified under Section 401(a) of the Code (including each related trust intended to be exempt from taxation under Section 501(a) of the Code) has received an IRS determination letter or is comprised of a master and prototype or volume submitter plan that has received a favorable opinion or advisory letter from the IRS. Since the date of each such determination, opinion or advisory letter, no event has occurred and no condition exists that would result in the revocation of any such determination, opinion or advisory letter or that would adversely affect the qualified status of any such KCAP Benefit Plan (or the tax-exempt status of any such trust).

(f)       Except as set forth on Section 4.11(f) of KCAP Disclosure Schedule, no KCAP Benefit Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Welfare Plan”) or Employment Agreement provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law. Each Welfare Plan which provides medical, dental, health or long-term disability benefits (except a flexible spending account) is fully insured and claims with respect to any participant or covered dependent under such Welfare Plan could not result in any uninsured liability to KCAP, any Subsidiary or BCP (except a flexible spending account).

(g)       Except as set forth in Section 4.11(g)(i) of KCAP Disclosure Schedule, neither the execution of this Agreement nor the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent event) (i) will accelerate the time of payment or vesting or funding or increase benefits or the amount payable or funding of any benefits to any KCAP Employees or under any KCAP Benefit Plan, (ii) will result in any payment becoming due to any KCAP Employees, (iii) will cause or result in any limitation on the right of KCAP or any of its Subsidiaries to amend, merge or terminate any KCAP Benefit Plan or (iv) will or may result in any “parachute payment” (as defined in Section 280G of the Code). Except as set forth on Section 4.11(g)(ii) of the KCAP Disclosure Schedule, no KCAP Benefit Plan or Employment Agreement provides for the payment of severance, termination, change-in-control or any similar type of payments or benefits.

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4.12       KCAP Material Contracts.

(a)       Except as set forth in Section 4.12 of the KCAP Disclosure Schedule, and excluding Contracts relating to Investment Securities, neither KCAP nor any of its Subsidiaries is a party to or bound by any Contract that is:

   (i)       a Contract that would be required to be filed by KCAP as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) or disclosed by KCAP on a Current Report on Form 8-K;

   (ii)       any Contract that limits the ability of KCAP or any of its Subsidiaries (or, following the consummation of the Contemplated Transactions, would limit the ability of BCP or any of its Affiliates) to compete in any line of business or with any Person or in any geographic area, or that restricts the right (or, following the consummation of the Contemplated Transactions, would restrict the right of BCP or any of its Affiliates), to acquire or dispose of its interests in any Portfolio Company, to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

   (iii)       any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership or similar agreement or arrangement;

   (iv)       any Contract relating to Indebtedness and having an outstanding principal amount in excess of $5,000,000;

   (v)       any Contract that by its terms calls for aggregate payment or receipt by KCAP and its Subsidiaries on or after the date under such Contract of more than $250,000 on or after the date of this Agreement, in each case, excluding payments received related to Portfolio Company investments;

   (vi)       any Contract involving the acquisition or disposition, directly or indirectly (by merger, sale of stock, sale of assets or otherwise) prior to the date hereof, of assets or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $5,000,000 or more and other than acquisitions or disposition of inventory in the ordinary course of business consistent with past practice);

   (vii)       any Contract pursuant to which KCAP or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out”, or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000;

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   (viii)       any material Contract relating to Intellectual Property or IT Assets, other than non-exclusive license agreements for software that is generally commercially available and have annual fees of less than $25,000;

   (ix)       any Contract that provides for any confidentiality, standstill or similar obligations;

   (x)       any Contract that obligates KCAP or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $1,000,000;

   (xi)       any Contract entered into between KCAP or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of KCAP, on the other hand;

   (xii)       any Contract with any Governmental Entity; or

   (xiii)       any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Contemplated Transactions.

Each Contract of the type described in clauses (i) through (xiii), is referred to herein as a “KCAP Material Contract”.

(b)       Except as set forth in Section 4.12(b) of the KCAP Disclosure Schedule, (i) each KCAP Material Contract is valid and binding on KCAP or its applicable Subsidiary and, to the knowledge of KCAP, the other parties thereto, enforceable against it (and, to KCAP’s knowledge, the other parties thereto) in accordance with its terms (subject, in each case, to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) KCAP and each of its Subsidiaries and, to KCAP’s knowledge, each other party thereto, has duly performed all obligations required to be performed by it to date under each KCAP Material Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a breach, violation or default on the part of KCAP or any of its Subsidiaries or, to KCAP’s knowledge, any other party thereto under any such KCAP Material Contract. KCAP has made available to BCP true and complete copies of all KCAP Material Contracts.

4.13       Property; Investment Securities.

(a)       Except as set forth on Section 4.13(a) of the KCAP Disclosure Schedule, KCAP or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such KCAP SEC Reports as being owned by KCAP or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such KCAP SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to KCAP’s knowledge, the lessor. Each of KCAP and its Subsidiaries has complied in all material respects with the terms of all leases covered by this Section 4.13(a).

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(b)       Without limiting the foregoing Section 4.13(a), each of KCAP and its Subsidiaries has good and valid title to all Investment Securities owned by it, free and clear of any Liens, except (a) for those Liens arising under the Organizational Documents of the issuers of such securities, (b) to the extent such securities or investment assets are pledged in connection with KCAP Debt Documents or (c) for restrictions on transferability arising under federal or state securities laws.

4.14       Intellectual Property. Except as would not be material to KCAP and its Subsidiaries, taken as a whole, (i) either KCAP or a Subsidiary exclusively owns its material proprietary Intellectual Property, free and clear of all Liens, (ii) the conduct of the businesses of KCAP and its Subsidiaries does not infringe, misappropriate or dilute (“Infringe”) any Intellectual Property of any Person, and to KCAP’s knowledge, no Person is Infringing any of their Intellectual Property; (iii) KCAP and its Subsidiaries take reasonable actions to protect their trade secrets and the security, integrity and continuous operation of the IT Assets used in their business, and there have been no violations, breaches or outages of same (other than those that were resolved without material cost or liability or the duty to notify any Person).

4.15       State Takeover Statutes. The KCAP Board has taken all actions so that, in each case assuming the accuracy of BCP’s representations and warranties set forth in Section 5.7, (i) the restrictions applicable to business combinations contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Management Agreements and the timely consummation of the Contemplated Transactions and will not restrict, impair or delay the ability of BCP or any of its Affiliates, after the Closing, to vote or otherwise exercise all rights as a KCAP Stockholder or under the Management Agreements, as applicable, and (ii) no other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (together with the restrictions contained in Section 203 of the DGCL, the “Takeover Statutes”) or any similar anti-takeover provision in the KCAP Certificate or KCAP Bylaws is applicable to this Agreement, the Management Agreements or the Contemplated Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which KCAP is a party or is otherwise bound.

4.16       KCAP Information. Except with respect to any BCP Information (as to which KCAP makes no representation or warranty), (i) the Proxy Statement and any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Contemplated Transactions will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. For purposes of this Agreement, the letter to KCAP Stockholders, notice of meeting, proxy statement and form of proxy to be distributed to KCAP Stockholders in connection with the KCAP Stockholder Meeting (including any amendments or supplements thereto) are collectively referred to as the “Proxy Statement”.

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4.17       Insurance. KCAP and its Subsidiaries maintain, or are covered by, policies of insurance in such amounts and against such risks as are customary in the industries in which KCAP and its Subsidiaries operate. KCAP and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of KCAP and its Subsidiaries and have not received written notice that they are in default in any material respect under such policies. None of KCAP nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, KCAP or its Subsidiaries.

4.18       Related Party Transactions. No KCAP Related Party or any immediate family member thereof is a party to any Contract with or binding upon KCAP or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by KCAP or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the KCAP SEC Reports pursuant to Item 404 of Regulation S K (an “Affiliate Transaction”) that has not been so disclosed. Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to KCAP or any of its Subsidiaries as would have been obtainable by KCAP in a similar transaction with an unaffiliated third party. No KCAP Related Party or any immediate family member thereof owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of KCAP or any of its Subsidiaries, or any entity which is party to a Contract with KCAP or any of its Subsidiaries.

4.19       Investigation. KCAP has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of BCP and its Subsidiaries and has been provided access to certain of the properties, premises and records of BCP and its Subsidiaries for this purpose. In entering into this Agreement, KCAP acknowledges that, except for the representations and warranties of BCP contained in Article V, or in any certificate delivered pursuant to this Agreement, none of BCP or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives makes, and KCAP has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to KCAP or its officers, directors, employees, agents or representatives. Without limiting the generality of the foregoing, KCAP acknowledges that none of BCP or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives or any other Person has made, and KCAP has not relied on, a representation or warranty to KCAP or its officers, directors, employees, agents or representatives with respect to (a) any projections, estimates or budgets for BCP or its Subsidiaries or (b) any material, documents or information relating to BCP or its Subsidiaries made available to KCAP or its officers, directors, employees, agents or representatives in any “data room,” confidential information memorandum or otherwise, in each case except as expressly and specifically covered by a representation or warranty in Article V or in any certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Section 4.19, nothing in this Section 4.19 shall apply to or limit any claim for Fraud.

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4.20       No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or any certificate delivered pursuant to this Agreement, neither KCAP nor any other Person on behalf of KCAP makes, and BCP has not relied on, any express or implied representation or warranty with respect to KCAP, any of its Subsidiaries, any investment assets or Portfolio Company, or any other information provided to BCP in connection with the Contemplated Transactions, including the accuracy, completeness or timeliness thereof. Without limiting the generality of the foregoing, neither KCAP nor any other Person on behalf of KCAP makes, and BCP has not relied on, any express or implied representation or warranty with respect to any information, documents, projections, estimates, forecasts or other material made available to BCP for purposes of the Contemplated Transactions or management presentations delivered in connection with the Contemplated Transactions, in each case unless and to the extent any such information is expressly covered by a representation or warranty contained in this Article IV or in any certificate delivered pursuant to this Agreement, and neither KCAP nor any other Person will have or be subject to any claim, liability or obligation to BCP or any other Person resulting from the distribution or failure to distribute to BCP, or BCP’s use of, any such information. Notwithstanding anything to the contrary contained in this Section 4.20, nothing in this Section 4.20 shall apply to or limit any claim for Fraud.

Article V
REPRESENTATIONS AND WARRANTIES OF BCP

Except as disclosed in the BCP Disclosure Schedule, BCP hereby represents and warrants to KCAP as follows:

5.1          Corporate Organization.

(a)       BCP is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. BCP has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b)       BCP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have a BCP Material Adverse Effect.

5.2          Authority; No Violation.

(a)       Authority.

   (i)       BCP has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement by BCP and the consummation by BCP of the Contemplated Transactions have been duly and validly approved by the BCP Board. No other corporate proceedings on the part of BCP are necessary to approve this Agreement or the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by BCP and (assuming due and valid authorization, execution and delivery by KCAP) constitutes the valid and binding obligation of BCP, enforceable against BCP in accordance with its terms (subject to the Bankruptcy and Equity Exception).

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(ii)         As of the Closing, the Investment Adviser will have full power and authority to execute, deliver and perform its obligations under the Investment Advisory Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Investment Advisory Agreement by the Investment Adviser and the consummation by the Investment Adviser of the transactions contemplated thereby have been duly and validly approved by the BCP Board. No other corporate proceedings on the part of the Investment Adviser are necessary to approve the Investment Advisory Agreement or the transactions contemplated thereby. As of the Closing, the Investment Advisory Agreement will be duly and validly executed and delivered by the Investment Adviser and (assuming due and valid authorization, execution and delivery by KCAP) will constitute the valid and binding obligation of KCAP, enforceable against KCAP in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(iii)        The Administrator has full power and authority to execute, deliver and perform its obligations under the Administration Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Administration Agreement by the Administrator and the consummation by the Administrator of the transactions contemplated thereby have been duly and validly approved by the BCP Board. No other corporate proceedings on the part of the Administrator are necessary to approve the Administration Agreement or the transactions contemplated thereby. As of the Closing, the Administration Agreement will be duly and validly executed and delivered by the Administrator and (assuming due and valid authorization, execution and delivery by KCAP) will constitute the valid and binding obligation of KCAP, enforceable against KCAP in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)          No Violation.

(i)          Neither the execution and delivery of this Agreement by BCP, nor the consummation by BCP of the Contemplated Transactions, nor the performance by BCP of this Agreement, will (A) violate any provision of any Organizational Documents of BCP, or (B) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained or made, (I) violate any Law applicable to BCP or by which BCP is bound, or (II) except as would not have a BCP Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BCP under any Contract to which BCP or any of its Subsidiaries is a party or by which BCP or any of its Subsidiaries or any of their respective properties or assets is bound.

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(ii)         In each case as of the Closing, neither the execution and delivery of the Investment Advisory Agreement by the Investment Adviser, nor the consummation by the Investment Adviser of the transactions contemplated thereby, nor the performance by the Investment Adviser of the Investment Advisory Agreement, will (A) violate any provision of any Organizational Documents of the Investment Adviser, or (B) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained or made, (I) violate any Law applicable to the Investment Adviser or by which the Investment Adviser is bound, or (II) except as would not have a BCP Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Investment Adviser under any Contract to which the Investment Adviser or any of its Subsidiaries is a party or by which the Investment Adviser or any of its Subsidiaries or any of their respective properties or assets is bound.

(iii)        In each case as of the Closing, neither the execution and delivery of the Administration Agreement by the Administration, nor the consummation by the Administrator of the transactions contemplated thereby, nor the performance by the Administrator of the Administration Agreement, will (A) violate any provision of any Organizational Documents of the Administrator, or (B) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained or made, (I) violate any Law applicable to the Administrator or by which the Administrator is bound, or (II) except as would not have a BCP Material Adverse Effect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Administrator under any Contract to which the Administrator or any of its Subsidiaries is a party or by which the Administrator or any of its Subsidiaries or any of their respective properties or assets is bound.

5.3          Consents and Approvals.

(a)          Except for (i) the filing with the SEC of the Proxy Statement, (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of NASDAQ or any other SRO, (iii) and compliance with the Investment Company Act and the rules and regulations promulgated thereunder (the foregoing (i) through (iii) referred to collectively as the “BCP Regulatory Approvals”), no consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with (A) the execution, delivery and performance by BCP of this Agreement or the consummation by BCP of the Contemplated Transactions, (B) the execution, delivery and performance by the Investment Adviser of the Investment Advisory Agreement or the consummation by the Investment Adviser of the transactions contemplated thereby or (C) the execution, delivery and performance by the Administrator of the Administration Agreement or the consummation by the Administrator of the transactions contemplated thereby.

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(b)          Except for matters covered in the immediately preceding Section 5.3(a), no consents or approvals of any Person are necessary in connection with (A) the execution, delivery and performance by BCP of this Agreement or the consummation by BCP of the Contemplated Transactions, (B) the execution, delivery and performance by the Investment Adviser of the Investment Advisory Agreement or the consummation by the Investment Adviser of the transactions contemplated thereby or (C) the execution, delivery and performance by the Administrator of the Administration Agreement or the consummation by the Administrator of the transactions contemplated thereby.

5.4          Regulatory Matters.

(a)          BCP is not subject to any cease-and-desist or other order or enforcement action issued by, nor is it a party to any written agreement, consent agreement or memorandum of understanding with, nor is it a party to any commitment letter or similar undertaking to, nor is it subject to any order or directive by, any SRO or other Governmental Entity that restricts, or any proceeding that seeks to restrict, in any material respect the conduct of its business, or would in any way adversely affect the Contemplated Transactions, or that in any material respect relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “BCP Regulatory Agreement”), nor has BCP been advised since December 31, 2017 by any SRO or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such BCP Regulatory Agreement.

(b)          At Closing, the Investment Adviser will be duly registered with the SEC as an investment adviser under the Investment Advisers Act and will not be prohibited by such act or the Investment Company Act from acting as the investment adviser of KCAP under the Investment Advisory Agreement. There does not exist any proceeding or, to BCP’s knowledge, any facts or circumstances the existence of which would be reasonably adversely affect the registration of the Investment Adviser with the SEC or the ability of BCP to perform its obligations under the Investment Advisory Agreement or Administration Agreement.

(c)          No “affiliated person” (as defined under the Investment Company Act) of BCP has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification.

(d)          BCP is not relying on Section 3(c)(1) or Section 3(c)(7) of the 1940 Act for an exclusion from the definition of “investment company” under the 1940 Act.

5.5          Broker’s Fees. Except for the fees of UBS Securities LLC pursuant a Contract previously made available to KCAP (which fees will be paid by BCP at or immediately following the Closing), none of BCP or any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

5.6         Legal Proceedings. Except as would not have a BCP Material Adverse Effect, as of the date hereof, (i) neither BCP nor any of its Subsidiaries is a party to any, and there are no pending or, to BCP’s knowledge, threatened, Claims of any nature by or against BCP or any of its Subsidiaries or to which its assets are subject, and (ii) there is no Law (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon BCP or any of its Subsidiaries or the assets of BCP or any of its Subsidiaries.

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5.7          State Takeover Statutes. Neither BCP nor any funds that BCP directly advises or manages owns any KCAP Common Stock. Assuming the accuracy of KCAP’s representations and warranties set forth in Section 4.15, no Takeover Statute under the Laws of the State of Delaware applies to BCP in connection with the Contemplated Transactions.

5.8          BCP Information.

(a)          None of the information supplied by or on behalf of BCP to the KCAP Board in connection with the KCAP Board’s evaluation process pursuant to Section 15(c) of the Investment Company Act, at the time it was provided, contained any material or intentional misstatements or statements made with reckless disregard as to their accuracy.

(b)          None of the information supplied or to be supplied by or on behalf of BCP specifically for inclusion in the Proxy Statement (“BCP Information”) will, at the time it is first published, distributed or disseminated to the KCAP Stockholders, at the time of any amendments or supplements thereto or at the time of the KCAP Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.9          No Financing Condition. At the Closing, BCP will have sufficient immediately available funds in cash or cash equivalents, or available under lines of credit in effect as of the Closing, in each case as necessary to pay the full amount of the Stockholder Payments and all other amounts required to be paid by BCP under this Agreement.

5.10        No Contracts with Management or Stockholders. Other than this Agreement, as of the date hereof, there are no legally binding and enforceable Contracts between BCP or any of its Affiliates, on the one hand, and any member of KCAP’s management or the KCAP Board, or any KCAP Stockholder, on the other hand, relating to the Contemplated Transactions or the operations of KCAP following the Closing.

5.11        Securities Laws Matters.

(a)          BCP is an “accredited investor” (as defined in Rule 501(a) under the Securities Act). The shares of KCAP Common Stock to be acquired by BCP pursuant to the Stock Purchases (the “BCP Acquired Shares”) will be acquired by BCP for its own account, not as a nominee or agent, and not with a view to or in connection with the public sale or public distribution of any BCP Acquired Shares. BCP is not acting as an agent, representative, intermediary, nominee, derivative counterparty or in a similar capacity for any other Person, nominee account or beneficial owner.

(b)          BCP understands that the BCP Acquired Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that the BCP Acquired Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

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(c)          BCP further understands that each certificate representing the BCP Acquired Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS.

5.12        Investigation. BCP has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of KCAP and its Subsidiaries and has been provided access to certain of the properties, premises and records of KCAP and its Subsidiaries for this purpose. In entering into this Agreement, BCP acknowledges that, except for the representations and warranties of KCAP contained in Article IV and in any certificate delivered pursuant to this Agreement, none of KCAP or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives makes, and BCP has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to BCP or its officers, directors, employees, agents or representatives. Without limiting the generality of the foregoing, BCP acknowledges that none of KCAP or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives or any other Person has made, and BCP has not relied on, a representation or warranty to BCP or its officers, directors, employees, agents or representatives with respect to (a) any projections, estimates or budgets for KCAP or its Subsidiaries or (b) any material, documents or information relating to KCAP or its Subsidiaries made available to BCP or its officers, directors, employees, agents or representatives in any “data room,” confidential information memorandum or otherwise, in each case except as expressly and specifically covered by a representation or warranty in Article IV or in any certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Section 5.12, nothing in this Section 5.12 shall apply to or limit any claim for Fraud.

5.13        No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or any certificate delivered pursuant to this Agreement, neither BCP nor any other Person on behalf of BCP makes, and KCAP has not relied on, any express or implied representation or warranty with respect to BCP, any of its Subsidiaries, or any other information provided to KCAP in connection with the Contemplated Transactions, including the accuracy, completeness or timeliness thereof. Without limiting the generality of the foregoing, neither BCP nor any other Person on behalf of BCP makes, and KCAP has not relied on, any express or implied representation or warranty with respect to any information, documents, projections, estimates, forecasts or other material made available to KCAP in connection with the Contemplated Transactions or management presentations delivered in connection with the Contemplated Transactions, in each case unless and to the extent any such information is expressly covered by a representation or warranty contained in this Article V or in any certificate delivered pursuant to this Agreement, and neither BCP nor any other Person will have or be subject to any claim, liability or obligation to KCAP or any other Person resulting from the distribution or failure to distribute to KCAP, or KCAP’s use of, any such information. Notwithstanding anything to the contrary contained in this Section 5.13, nothing in this Section 5.13 shall apply to or limit any claim for Fraud.

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Article VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1          KCAP Forbearances. Except with the prior written consent of BCP, during the period from the date of this Agreement to the earlier of the termination of this Agreement and the Closing (such period, the “Interim Period”), KCAP shall, and shall cause each of its Subsidiaries to, (i) except as explicitly required by the LibreMax Merger Agreement, conduct its business in the ordinary course consistent with past practice in all material respects, (ii) except as explicitly required by the LibreMax Merger Agreement, use reasonable best efforts to maintain and preserve intact its business organization, assets and business relationships (including such relationships with customers and suppliers) and retain the services of its officers and key employees, (iii) continue to meet all requirements necessary to qualify as a regulated investment company, including satisfying the distribution requirements imposed on a regulated investment company under Section 852 of the Code and (iv) not take or omit to take any action that would reasonably be expected to have a KCAP Material Adverse Effect. Without limiting the generality of the foregoing, during the Interim Period, except as expressly permitted by this Agreement, as required by applicable Law or as expressly permitted by Section 6.1 of the KCAP Disclosure Schedule, KCAP shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of BCP:

(a)          incur, create, assume or otherwise become liable for any Indebtedness, other than as permitted under any KCAP Debt Documents as in effect on the date hereof, or (ii) other than in the ordinary course of business consistent with past practice, make any loan or advance or capital contribution to, or investment in, any Person;

(b)          adjust, split, combine, reclassify or otherwise amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)          make, declare, set aside or pay any dividend, other than (i) KCAP’s regularly quarterly dividend in an amount not to exceed the greater of (A) $0.10 per share of KCAP Common Stock and (B) an amount per share of KCAP Common Stock sufficient to satisfy the distribution requirements imposed on a regulated investment company under Section 852 of the Code, (ii) dividends paid by any Subsidiaries of KCAP to KCAP or to any of its wholly-owned Subsidiaries and (iii) dividends, if any, required to be made by the KCAP JV;

(d)          make any other distribution (whether in cash, stock or property) on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock;

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(e)          except as explicitly required by the LibreMax Merger Agreement, issue, deliver, sell, grant, pledge or otherwise subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any shares of restricted stock or other rights, stock appreciation rights, phantom units, performance units, warrants or stock options, under the KCAP Stock Plan or otherwise (in each case excluding, for the avoidance of doubt, the vesting of restrictions on KCAP Restricted Shares or the vesting of KCAP Stock Options, in each case pursuant to their respective terms as of the date hereof or as contemplated by this Agreement);

(f)           except as explicitly required by the LibreMax Merger Agreement, (i) grant or pay any increase in compensation, bonus or benefits to any of KCAP Employee, or otherwise pay any bonus of any kind or amount to any KCAP Employee, (ii) grant or pay to any KCAP Employee any severance, change in control or termination payment, or modifications thereto or increases therein, (iii) except as required under any KCAP Benefit Plan existing as of the date hereof or any applicable Law, pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based awards or the removal or modification of any restrictions in any KCAP Benefit Plan or KCAP Stock Plan or awards made thereunder), (iv) except as required by applicable Law, become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any KCAP Benefit Plan or plan, agreement or arrangement which would be a KCAP Benefit Plan if in effect on the date hereof, or (v) hire or engage any person who would qualify as a “KCAP Employee” under this Agreement or terminate the employment or engagement of any KCAP Employee other than for cause;

(g)          other than in the ordinary course of business consistent with past practice or pursuant to the explicit requirements of the LibreMax Merger Agreement or any other Contracts in effect as of the date of this Agreement and previously made available to BCP, directly or indirectly sell, transfer, subject to a Lien, lease, license, abandon, allow to lapse or otherwise dispose of, in whole or in part, any of its properties, rights or assets (including pursuant to securitizations) to any Person other than a KCAP Subsidiary or cancel, release or assign any amount of Indebtedness to any such Person or any claims held by any such Person;

(h)          other than in the ordinary course of business consistent with past practice, directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any Person or division thereof, or (ii) any assets that are otherwise material to KCAP and its Subsidiaries, taken as a whole;

(i)           amend the KCAP Certificate or the KCAP Bylaws or, except as explicitly required by the LibreMax Merger Agreement, the Organizational Documents of any Subsidiary of KCAP, or take any action to exempt any person or entity (other than BCP or its Subsidiaries) or any action taken by any person or entity (other than BCP or its Subsidiaries) from any Takeover Statute or similarly restrictive provisions of its Organizational Documents;

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(j)            except as explicitly required by the LibreMax Merger Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(k)           take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Contemplated Transactions set forth in Article VIII not being satisfied;

(l)            incur or commit to incur any capital expenditures that would exceed $100,000 individually or $500,000 in the aggregate;

(m)          commence any Claim (other than a Claim as a result of a Claim commenced against KCAP or any of its Subsidiaries), or compromise, settle or agree to settle any Claim (including any Claim relating to this Agreement or the Contemplated Transactions), other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, KCAP or any of its Subsidiaries;

(n)          (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of KCAP included in the KCAP SEC Reports filed at least two Business Days prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any Indebtedness owed to KCAP or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(o)          (i) modify, amend, terminate, cancel, renew, fail to renew or agree to any amendment of, or change in or waiver under, any KCAP Material Contract (excluding the LibreMax Merger Agreement, which is addressed in Section 7.11), or (ii) enter into any Contract that if in effect on the date hereof would be a KCAP Material Contract;

(p)          make any material change to its principles, practices or methods of accounting, except (i) as required by GAAP or (ii) as required by a change in applicable Law;

(q)          change its fiscal year;

(r)           enter into any new line of business outside its existing business;

(s)           enter into any new, or amend the terms of any existing, lease of real property;

(t)           except as explicitly required by the LibreMax Merger Agreement, fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of KCAP and its Subsidiaries as currently in effect;

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(u)           make, change, or revoke any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or surrender any right to claim a material Tax refund;

(v)          modify its Privacy Policies or the operation or security of the IT Assets used in their business in any adverse manner, except as required by applicable Law;

(w)          enter into any material transaction other than in the ordinary course of business consistent with past practice; or

(x)           authorize, agree, resolve to or commit to do, or publicly announce an intention to do, any of the foregoing.

Article VII
ADDITIONAL AGREEMENTS

7.1          Regulatory and Other Matters.

(a)          In General. During the Interim Period, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Contemplated Transactions as promptly as practicable, including to (i) promptly prepare and file all necessary documentation, (ii) effect all applications, notices, petitions and filings, (iii) obtain as promptly as practicable all Permits of all third parties and Governmental Entities that are necessary or advisable to consummate the Contemplated Transactions, (iv) defend any Claims challenging this Agreement or the consummation of the Contemplated Transactions and (v) comply with the terms and conditions of all such Permits of all such third parties or Governmental Entities. KCAP and BCP shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable Laws (including those relating to the confidentiality of information), all information relating to KCAP or BCP, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all Permits of all third parties and Governmental Entities necessary or advisable to consummate the Contemplated Transactions and each Party will keep the other apprised of the status of matters relating to completion of the Contemplated Transactions, in each case subject to applicable Law.

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(b)         Proxy Statement.

(i)          KCAP shall file or cause to be filed the Proxy Statement with the SEC as soon as reasonably practicable following the date hereof, but in no event later than December 21, 2018; provided that KCAP’s failure to file or cause to be filed the Proxy Statement by such date shall not constitute a breach of this Section 7.1(b)(i) unless and until BCP delivers to KCAP written notice of such breach. Subject to Section 7.1(b)(ii), KCAP shall thereafter respond as promptly as practicable to any comments of the SEC or its staff regarding the Proxy Statement.

(ii)         KCAP shall (A) advise BCP and its counsel promptly after it receives any oral or written request by the SEC or its staff for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information, (B) promptly provide BCP and its counsel with copies of any written communication and summaries of any oral communication, in each case from the SEC or its staff or any state securities commission and related to the Proxy Statement, (C) give BCP and its counsel a reasonable opportunity to participate in the responses thereto, including by considering their comments and suggested revisions in good faith, and (D) promptly coordinate the submission to the SEC or its staff or any state securities commission of any such responses.

(iii)        BCP shall have the right to review and approve (such approval not to be unreasonably withheld) any amendment or supplement to the Proxy Statement. In connection with the foregoing, each of BCP and KCAP shall, upon request, furnish, and cause its accountants and other agents and service providers to furnish to the other and the other’s agents, all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement.

(iv)        If, at any time prior to obtaining the KCAP Stockholder Approval, any information relating to KCAP or BCP, or any of their respective Affiliates, officers or directors, should be discovered by KCAP or BCP that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and KCAP shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required under applicable Law, disseminate such amendment or supplement to KCAP Stockholders.

(c)         NASDAQ Approvals. During the Interim Period, KCAP and BCP shall cooperate and use reasonable best efforts to obtain the approval of The Nasdaq Stock Market LLC to any supplemental listing application with respect to the current listing of shares of KCAP Common Stock on NASDAQ as required under the applicable rules thereof as a result of the transactions contemplated hereby, including any such application required to change the name and ticker symbol of KCAP in connection with the Contemplated Transactions.

(d)         Communications. Subject to applicable Law, each of BCP and KCAP shall promptly advise the other upon receiving any communication from (i) any Governmental Entity the consent or approval of which is required for consummation of the Contemplated Transactions that causes such Party to believe that there is a reasonable likelihood that any BCP Regulatory Approval or KCAP Regulatory Approval, as applicable, will not be obtained or that the receipt of any such approval may be materially delayed, or (ii) any Governmental Entity or other third Person asserting that the consent of such Governmental Entity or third Person, as applicable, is required for consummation of the Contemplated Transactions.

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7.2          Access to Information; Confidentiality.

(a)           Upon reasonable notice, KCAP shall, and shall cause each of its Subsidiaries to, afford to BCP and its Representatives reasonable access, during normal business hours, during the Interim Period, to all of its properties, assets, books, contracts, commitments, personnel and records, and, during the Interim Period, KCAP shall, and shall cause each of its Subsidiaries to, promptly make available to BCP (i) a copy of each report, schedule, registration statement and other document filed or received by it during the Interim Period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as BCP may reasonably request. Notwithstanding the foregoing, neither KCAP nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of KCAP or its Subsidiaries or contravene any applicable Law. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           KCAP shall file all periodic reports required to be filed by it during the Interim Period. Each such filing shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5(c) for KCAP SEC Reports.

(c)           All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Mutual Nondisclosure Agreement entered into between the Parties as of September 12, 2018 (the “Confidentiality Agreement”).

7.3          KCAP Stockholder Approval.

(a)           On the date hereof, KCAP shall commence a broker search pursuant to Rule 14a-13 under the Exchange Act in connection with the KCAP Stockholder Meeting.

(b)           Subject to the earlier termination of this Agreement in accordance with Article IX, no later than two Business Days following KCAP’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform KCAP that it intends to review the Proxy Statement on or before the 10th day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, no later than two Business Days following such 10th day), KCAP shall file or cause to be filed with the SEC, and mail or cause to be mailed to the KCAP Stockholders, the Proxy Statement in definitive form. The notice of the KCAP Stockholder Meeting contained in the definitive Proxy Statement shall provide that the KCAP Stockholder Meeting will be held on the 35th day following the date of such notice, and subject to Section 7.3(c), unless this Agreement is sooner terminated under Section 9.1, KCAP shall convene and hold the KCAP Stockholder Meeting, solely for the purpose of obtaining the KCAP Stockholder Approval, on the date provided for in such notice.

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(c)           KCAP shall be permitted to adjourn or postpone the KCAP Stockholder Meeting in accordance with applicable Law (i) with BCP’s prior written consent or (ii) to the extent necessary (but not beyond the Outside Date) to allow reasonable additional time (not to exceed 10 days) for the filing and mailing and subsequent review by KCAP Stockholders of any supplemental or amended disclosure which the KCAP Board has determined in good faith after consultation with its outside counsel and BCP is necessary under applicable Law to be so disseminated. In addition to the foregoing, KCAP shall be required to adjourn or postpone the KCAP Stockholder Meeting in accordance with applicable Law up to two times (but in no event past the Outside Date) (A) if there are insufficient shares of KCAP Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the KCAP Stockholder Meeting or (B) to allow reasonable additional time to solicit additional proxies to the extent the KCAP Board or any committee thereof or BCP reasonably believes necessary in order to obtain the KCAP Stockholder Approval.

(d)           Subject to Section 7.8(e), KCAP and the KCAP Board shall (i) make the KCAP Board Recommendation, (ii) include the KCAP Board Recommendation in the Proxy Statement and (iii) publicly reaffirm the KCAP Board Recommendation within 24 hours after any reasonable request to do so by BCP (which such request shall not be made more than twice).

(e)           KCAP shall use its reasonable best efforts to solicit from KCAP Stockholders proxies in favor of the KCAP Stockholder Approval and take all other action necessary or advisable to secure the KCAP Stockholder Approval as promptly as practicable after the date hereof; provided, however, that if the KCAP Board shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, and this Agreement has not been terminated pursuant to Section 9.1, KCAP need only solicit proxies in order to obtain a quorum at the KCAP Stockholder Meeting, and need not attempt to obtain the KCAP Stockholder Approval.

(f)           Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated pursuant to Section 9.1, KCAP’s obligations pursuant to this Section 7.3 shall not be diminished or otherwise affected by any Competing Proposal, Superior Proposal, Adverse Recommendation Change or other occurrence, change, event, effect or development relating to KCAP or any of its Subsidiaries, BCP or any of its Subsidiaries, any of their respective businesses, assets or operations, or otherwise.

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7.4          Post-Closing Employment Matters.

(a)          Immediately prior to the Closing Date, KCAP shall terminate, or cause to be terminated, the employment of each active KCAP Employee. As promptly as practicable (but no later than 30 days) following the date hereof, BCP shall deliver to KCAP a schedule setting forth the name of each KCAP Employee it intends to make an offer of employment to. During the Interim Period, BCP shall use reasonable best efforts to cause one of its Affiliates, not later than five days prior to the Closing, to offer employment, commencing as of and contingent upon the Closing, to each KCAP Employee set forth on such schedule (each such KCAP Employee who accepts such an offer of employment, a “Continuing Company Employee”); provided that such offer of employment shall be contingent upon the applicable KCAP Employee agreeing to waive any severance compensation or benefits such KCAP Employee would be entitled to under any KCAP Benefit Plan, Contract or otherwise as a result of the KCAP Employee’s termination of employment with KCAP. KCAP shall take all actions reasonably necessary to assist BCP and its Affiliates in making the offers contemplated hereby (including commercially reasonable efforts to encourage KCAP Employees to accept such offers, which for the avoidance of doubt shall not require the payment of additional compensation). BCP shall keep KCAP reasonably informed of all offers and acceptances referred to above on a timely basis. All aspects of such position may be modified by BCP or its Affiliates at any time after the Closing. To the extent (x) a KCAP Employee (i) does not accept an offer of employment or waiver of severance compensation and benefits or (ii) does not receive an offer of employment from BCP (a KCAP Employee covered by clauses (i) or (ii), a “Non-Continuing Company Employee”) and (y) severance compensation or benefits are due and payable to such Non-Continuing Company Employee (including vacation, personal days, sick pay or other paid time off, benefits or benefit claims, severance or termination or indemnity pay (including any employer side Taxes or other payments related thereto), notice and benefits under all applicable Law), KCAP shall be liable for such costs and expenses (the aggregate amount of all such costs and expenses due to all Non-Continuing Company Employees, “KCAP Severance Benefits”). KCAP shall pay all such KCAP Severance Benefits to Non-Continuing Company Employees on the date immediately prior to the Closing Date in accordance with Section 7.4(a) of the KCAP Disclosure Schedule.

(b)          For a period of twelve (12) months following the Closing Date, while employed by BCP or its Affiliates, BCP or its Affiliates shall provide Continuing Company Employees with retirement, health and welfare benefits, in the aggregate, that are no less favorable than the employee benefits provided to current employees of BCP and its Affiliates of similar rank and pay grade; provided, that for purposes of this covenant, defined benefit pension benefits, retiree medical benefits, stock options, other equity or equity-based, retention or change in control payments or awards shall be disregarded, except as otherwise required by applicable Law.

(c)          With respect to any BCP benefit plan in which such Continuing Company Employee will participate, including for purposes of paid time off and severance, effective as of the Closing Date (but subject to any otherwise applicable right thereafter to amend or terminate the plan), BCP shall recognize, for vesting and eligibility purposes, and, in the case of severance and paid time-off, for accrual purposes (but, for the avoidance of doubt, not for purposes of any equity incentive plan and not for the purpose of benefit accruals under any defined benefit plan), all years of service of the Continuing Company Employees with KCAP and its Subsidiaries as if such service were service with BCP.

(d)          Following the date of this Agreement, KCAP and BCP shall reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Section 7.4, including exchanging information and data and making any and all required communications with KCAP Employees.

(e)          The provisions of this Section 7.4 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including any KCAP Employee), other than the Parties and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 7.4. Nothing contained herein, express or implied: (a) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement (including any KCAP Benefit Plan); (b) shall alter or limit BCP’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (c) is intended to confer upon any KCAP Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

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7.5          Indemnification; Directors’ and Officers’ Insurance.

(a)          All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to acts or omissions to the extent related to the review and approval of this Agreement or the LibreMax Merger Agreement) now existing in favor of each individual who is now, or has been at any time prior to the date of this Agreement, a director or officer of KCAP or any of its Subsidiaries or who is or was serving at the request of KCAP or any of its Subsidiaries as a director or officer of another Person (each, an “Indemnified Party”), in each case as provided in the Organizational Documents of KCAP or its Subsidiaries or in any indemnification agreements set forth on Section 7.5(a) of the KCAP Disclosure Schedule, shall continue in full force and effect in accordance with their terms for a period of not less than six years following the Closing Date, and during such period shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except as otherwise required by Law (it being understood that nothing in this sentence shall require any amendment to the Organizational Documents of BCP, KCAP or any of their respective Subsidiaries or Affiliates).

(b)          KCAP shall, at its sole cost and expense, cause the Indemnified Parties who are covered by the directors’ and officers’ liability insurance policy maintained by KCAP as of the date hereof, in the form previously made available to BCP, to be covered for a period of six years from the Closing by such policy through the purchase of so-called “tail” insurance with respect to acts or omissions occurring at or prior to the Closing (including with respect to acts or omissions to the extent related to the review and approval of this Agreement or the LibreMax Merger Agreement) that were actually or allegedly committed by such Indemnified Parties in their capacities as such.

(c)          The provisions of this Section 7.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

7.6          Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BCP.

7.7          Advice of Changes. During the Interim Period, each of BCP and KCAP shall promptly advise the other of (i) any BCP Material Adverse Effect or KCAP Material Adverse Effect (as applicable); (ii) any change or event that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in any of the conditions set forth in Article VIII not being satisfied; or (iii) with respect to KCAP, any change or event that it believes would or would be reasonably likely to cause or constitute a breach of any representations, warranties or covenants contained in the LibreMax Merger Agreement that would result in any of the conditions to closing under the LibreMax Merger Agreement not being satisfied.

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7.8          No Solicitation.

(a)          Subject to Section 7.8(d), KCAP shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Competing Proposal, (ii) immediately terminate any physical or electronic data room access (or other access to diligence) previously granted to any such Person, (iii) promptly request the prompt return or destruction of all confidential information previously furnished with respect to any Competing Proposal and (iv) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement; provided however, that KCAP may grant a waiver of, or terminate, any “standstill” or similar obligation of any Person to allow such Person to confidentially submit a Competing Proposal to the KCAP Board.

(b)          During the Interim Period, KCAP shall, as promptly as reasonably practicable following (and, in any event, within 24 hours of) receipt by KCAP or any of its Subsidiaries or any of its or their respective Representatives of any Competing Proposal, deliver to BCP a written notice setting forth: (A) the identity of the Person making such Competing Proposal and (B) a description of the material terms and conditions of and facts surrounding any such Competing Proposal. KCAP shall deliver to BCP concurrently with such notice unredacted copies of any documents (including any indication of interest, transaction agreement or the like) in connection with such Competing Proposal. KCAP shall keep BCP reasonably informed of the status and details of such Competing Proposal on a prompt basis, and in any event within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation of any such Competing Proposal, and in connection therewith shall deliver to BCP copies of any documents in connection with such developments or changes. Without limiting any of the foregoing, KCAP shall promptly (and in any event within 24 hours) notify BCP orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal, and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. KCAP shall provide BCP with at least 24 hours prior written notice (or such shorter notice as may be provided to the KCAP Board) of a meeting of the KCAP Board at which the KCAP Board is reasonably expected to consider a Competing Proposal.

(c)          Except as otherwise provided in Section 7.8(d), during the Interim Period, KCAP shall not, and shall cause each of its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, endorse, propose, induce, knowingly encourage, facilitate or assist the making of any Competing Proposal, (ii) enter into, continue or otherwise engage in negotiations or discussions with, or furnish any information to, any Person relating to a Competing Proposal, (iii) approve, endorse or recommend, whether publicly or non-publicly, any Competing Proposal, (iv) cause or permit KCAP or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Competing Proposal, or (v) resolve, agree or propose, whether publicly or non-publicly, to do any of the foregoing; provided, however, that notwithstanding the foregoing, KCAP may inform Persons of the provisions contained in this Section 7.8.

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(d)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the KCAP Stockholder Approval is obtained, in the event that KCAP (or its Representatives on KCAP’s behalf) receives a written Competing Proposal from any Person, (i) KCAP and its Representatives may contact such Person, without the KCAP Board being required to make the determination in clause (ii) of this Section 7.8(d), solely to determine whether such Competing Proposal is bona fide or to clarify any ambiguity in the Competing Proposal, and (ii) KCAP and the KCAP Board and its Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, such Person making such Competing Proposal and its Representatives if the KCAP Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that (A) such Competing Proposal is bona fide and was made in good faith by the Person delivering it, (B) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (C) the failure to so engage in negotiations or discussions or furnish information or access would reasonably be expected to constitute a breach of its fiduciary duties to the KCAP Stockholders under Delaware Law; provided, that (x) such Competing Proposal was unsolicited and did not otherwise result from any breach of any of the provisions set forth in this Section 7.8, (y) prior to furnishing any information concerning KCAP or any of its Subsidiaries, KCAP and such Person execute, to the extent such Person is not already subject to an Acceptable Confidentiality Agreement, a confidentiality agreement containing terms, including “standstill provisions,” that are no less favorable to KCAP than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and (z) KCAP shall promptly provide or make available to BCP (I) any non-public information that it provides to such Person that was not previously made available to BCP or its Representatives, concurrently with the delivery of such non-public information to such Person, and (II) a non-redacted copy of each such Acceptable Confidentiality Agreement.

(e)          Except as provided in this Section 7.8(e), neither KCAP nor the KCAP Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner) the KCAP Board Recommendation, (B) recommend or otherwise declare advisable the approval by the KCAP Stockholders of any Competing Proposal, (C) fail to publicly reaffirm the KCAP Board Recommendation within 24 hours after any reasonable request to do so by BCP (which such request shall not be made more than twice) or (D) resolve, agree or publicly propose to take any such actions prohibited by clauses (A) through (C) (the matters described in the foregoing clauses (A) through (D), an “Adverse Recommendation Change”), or (ii) approve or recommend a Competing Proposal, or cause or permit KCAP or any of its Subsidiaries to execute or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or resolve, agree or propose to take any such actions; provided, however, that notwithstanding anything in this Section 7.8(e) to the contrary, at any time prior to the receipt of the KCAP Stockholder Approval, the KCAP Board may, after complying with Section 7.8(f), if the KCAP Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the KCAP Stockholders under Delaware Law, (I) make an Adverse Recommendation Change if the KCAP Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the condition set forth in Section 8.3(c) will not be, or is not reasonably expected to be, satisfied by the Outside Date, or (II) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 7.8, cause KCAP to terminate this Agreement in accordance with Section 9.1(h) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal.

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(f)          Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made pursuant to Section 7.8(e) and no termination of this Agreement pursuant to Sections 7.8(e) or 9.1(h) may be effected, in each case until 5:00 p.m. on the 5th Business Day following receipt of written notice from KCAP to BCP advising BCP that KCAP intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 9.1(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action is a Superior Proposal, the material terms and conditions of any such Superior Proposal, and the identity of the Person making such Superior Proposal, and contemporaneously furnishes a copy of the proposed Alternative Acquisition Agreement and any other relevant transaction documents. At the option of BCP, the Parties shall, and shall cause their respective Representatives to, negotiate in good faith during such period (i) in the case of a Superior Proposal, to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal, or (ii) in the case of an Adverse Recommendation Change, regarding the basis for such proposed Adverse Recommendation Change. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the KCAP Board shall take into account any revisions to the terms of this Agreement in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise. Any amendment to such Superior Proposal shall require a new Notice of Superior Proposal and KCAP shall be required to comply again with the requirements of this Section 7.8(f); provided, however, that the five (5) Business Day requirement shall be changed to three (3) Business Days (unless doing so would shorten a then-existing five (5) Business Day negotiation period). If, after compliance with this Section 7.8(f), the KCAP Board continues to determine in good faith (after consultation with its outside financial advisor and outside counsel) that the failure to make an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 9.1(h), as applicable, would reasonably be expected to constitute a breach of its fiduciary duties to the KCAP Stockholders under Delaware Law, then the KCAP Board may take such action.

(g)          Notwithstanding the foregoing, nothing in this Agreement shall restrict KCAP from taking and disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act (it being agreed that a “stop, look and listen” communication by the KCAP Board to KCAP Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by KCAP that describes KCAP’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto, as applicable, shall not be deemed to violate this Section 7.8).

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(h)          Notwithstanding anything to the contrary contained in this Agreement, (i) any violation of the restrictions or obligations set forth in this Section 7.8 by any Subsidiary of KCAP or any Representative of KCAP or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of KCAP or any of its Subsidiaries or otherwise, shall constitute a breach of this Section 7.8 by KCAP, and (ii) KCAP shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person following the date hereof that would restrict KCAP’s ability to comply with any of the terms of this Section 7.8.

7.9          Takeover Statutes. During the Interim Period, KCAP and the KCAP Board shall take no action to cause any Takeover Statute to become applicable to this Agreement or the Contemplated Transactions. If any Takeover Statute is or becomes applicable to this Agreement or the Management Agreements or the Contemplated Transactions, KCAP and the KCAP Board shall take all action necessary to ensure that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to elimination or minimize the effect of such Takeover Statute with respect to this Agreement or the Management Agreements or the Contemplated Transactions, as applicable.

7.10        Stockholder Litigation. During the Interim Period, KCAP shall (i) provide prompt written notice to BCP of all stockholder litigation relating to this Agreement or the Contemplated Transactions, (ii) give BCP the opportunity to participate in the defense or settlement of any such stockholder litigation and (iii) not enter into any settlement agreement in respect of any such stockholder litigation without BCP’s prior written consent (such consent not to be unreasonably withheld).

7.11        LibreMax Merger Agreement.

(a)          During the Interim Period, KCAP shall not, without obtaining the express prior written consent of BCP, approve any waiver, amendment, consent, approval or other modification of the LibreMax Merger Agreement that would reasonably be expected to adversely affect the value of KCAP or the investment advisory rights set forth in the Investment Advisory Agreement or the consummation, timing or certainty of the Contemplated Transactions.

(b)          KCAP shall (i) comply with all of the terms and conditions of the LibreMax Merger Agreement, (ii) enforce the LibreMax Merger Agreement and (iii) use its reasonable best efforts to consummate the closing under the LibreMax Merger Agreement as promptly as practicable.

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7.12        KCAP Benefit Plans.

(a)          On or prior to the date immediately prior to the Closing Date, except as otherwise requested by BCP at least ten days prior to the Closing Date, KCAP shall, or shall cause an Affiliate to, take all actions necessary to terminate each KCAP Benefit Plan and all KCAP Employees shall cease to be participants in such KCAP Benefit Plans, including any KCAP Benefit Plan that is a health or welfare plan pursuant to which KCAP would otherwise be obligated to provide benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”, and such plans collectively, the “COBRA Plans”). To the extent any KCAP Employee who is not a Continuing Company Employee would have been a COBRA “Qualified Beneficiary” if such COBRA Plans had not been terminated is entitled to COBRA continuation coverage, KCAP shall reimburse such KCAP Employee for the insurance premiums actually incurred by such KCAP Employee for individual (or family, if immediately prior to the termination date, such KCAP Employee received family coverage under the COBRA Plan) coverage purchased in the individual insurance market through the earlier of (A) the date that is six (6) months following the Closing Date (or, the period of time such KCAP Employee was entitled to COBRA premiums under any “Employment Agreement” set forth on Schedule 4.11(a) of the KCAP Disclosure Schedule, if longer) and (B) the date such KCAP Employee becomes eligible for health insurance from a subsequent employer, provided the monthly reimbursement shall be limited to 125% of the amount of monthly premium KCAP was paying for such KCAP Employee’s health insurance (for family or individual coverage, as applicable) immediately prior to the Closing (the “Health Insurance Reimbursement”). Notwithstanding the foregoing, in the event the payment of the Health Insurance Reimbursement is prohibited by applicable Law or could result in a fine, penalty or excise tax to KCAP or BCP or any of their respective Affiliates, the Health Insurance Reimbursement shall not be paid and the Parties shall cooperate, in good faith, to cause a reasonable substitute to be provided to applicable KCAP Employees. KCAP shall be solely liable for any liabilities arising pursuant to the termination of the KCAP Benefit Plans.

(b)          Each KCAP Employee who has an account under the KCAP Financial, Inc. Employee Savings and Profit Sharing Plan (the “KCAP 401(k) Plan”) shall be eligible to receive an immediate distribution from the KCAP 401(k) Plan upon the termination of the KCAP 401(k) Plan in accordance with the terms thereof. Any defined contribution plan designed by BCP may, at the sole election of BCP and subject to any applicable restrictions under such plan, accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the KCAP 401(k) Plan, including plan loans.

(c)          KCAP shall deliver evidence reasonably satisfactory to BCP that each KCAP Benefit Plan, other than the COBRA Plans, has been terminated effective as of immediately prior to the Closing.

(d)          KCAP shall pay all Continuing Company Employees for all accrued wages and paid time off accrued through the Closing.

7.13        Removal of Legend. Should BCP or any of its Affiliates propose to sell any BCP Acquired Shares in any offering pursuant to a registration statement under the Securities Act or a transaction exempt from registration under the Securities Act, KCAP shall remove from any certificates evidencing any such BCP Acquired Shares the legend contemplated by Section 5.11(c) upon delivery by BCP to KCAP of an opinion by counsel, reasonably satisfactory to KCAP, that a registration statement under the Securities Act is at that time in effect with respect to such BCP Acquired Shares or that such BCP Acquired Shares can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which KCAP issued the BCP Acquired Shares.

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Article VIII
CONDITIONS PRECEDENT

8.1          Conditions to Each Party’s Obligation To Consummate the Closing. The respective obligations of the Parties to consummate the Closing shall be subject to the satisfaction or (subject to applicable Law) waiver, at or prior to the Closing, of each of the following conditions:

(a)          KCAP Stockholder Approval. The KCAP Stockholder Approval shall have been obtained.

(b)          Regulatory Approvals. Each KCAP Regulatory Approval and each BCP Regulatory Approval shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c)          Registered Investment Adviser. The Investment Adviser shall be registered as an investment adviser under the Investment Advisers Act and shall not be prohibited by the Investment Advisers Act or the Investment Company Act from acting as the investment adviser of KCAP under the Investment Advisory Agreement.

(d)          No Injunctions or Restraints; Illegality. No Law issued by any Governmental Entity preventing or making illegal the consummation of the Closing shall be in effect.

(e)          LibreMax Transaction. The closing under the LibreMax Merger Agreement shall have occurred.

8.2          Conditions to BCP’s Obligation to Consummate the Closing. The obligation of BCP to consummate the Closing is also subject to the satisfaction, or waiver by BCP, at or prior to the Closing, of each of the following conditions:

(a)          Representations and Warranties.

(i)       The representations and warranties set forth in Article IV (other than the KCAP Fundamental Reps and the representation and warranty set forth in Section 4.8(c) (the “No MAE Rep”)) shall be true and correct in all respects as of the date of this Agreement and, except to the extent such representations and warranties relate solely to the Asset Management Subsidiaries, as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such dates), except, in each case, where the failure of such representations and warranties to be so true and correct has not had a KCAP Material Adverse Effect (without giving effect to any “material,” “KCAP Material Adverse Effect” or similar materiality qualifiers in such representations and warranties).

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(ii)         The KCAP Fundamental Reps shall be true and correct in all but de minimis respects as of the date of this Agreement and, except to the extent such representations and warranties relate solely to the Asset Management Subsidiaries, as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all but de minimis respects as of such dates).

(iii)        The No MAE Rep shall be true and correct in all respects as of the date of this Agreement.

(b)          Performance of Covenants and Agreements of KCAP. KCAP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)          No KCAP Material Adverse Effect. From the date of this Agreement to the Closing, there shall not have occurred a KCAP Material Adverse Effect.

(d)          Cancellation of KCAP Stock Options. All of the KCAP Stock Options shall have been cancelled in exchange for the payment in cash by KCAP to the holders thereof that does not, in the aggregate, exceed the amount set forth on Section 8.2(d) of the KCAP Disclosure Schedule.

(e)          Certificate. BCP shall have received a certificate signed on behalf of KCAP by a duly authorized officer thereof stating that each of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(d) has been satisfied.

8.3          Conditions to KCAP’s Obligation to Consummate the Closing. The obligation of KCAP to consummate the Closing is also subject to the satisfaction, or waiver by KCAP, at or prior to the Closing, of each the following conditions:

(a)          Representations and Warranties.

(i)          The representations and warranties set forth in Article V (other than the representations and warranties set forth in Section 5.1(a), Section 5.2(a), Section 5.2(b)(i)(A), Section 5.2(b)(ii)(A), Section 5.2(b)(iii)(A) and Section 5.5 (collectively, the “BCP Fundamental Reps”)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such dates), except, in each case, where the failure of such representations and warranties to be so true and correct has not had a BCP Material Adverse Effect (without giving effect to any “material,” “BCP Material Adverse Effect” or similar materiality qualifiers in such representations and warranties).

(ii)         The BCP Fundamental Reps shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all but de minimis respects as of such dates).

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(b)          Performance of Covenants and Agreements of BCP. BCP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)          No BCP Material Adverse Effect. From the date of this Agreement to the Closing, there shall not have occurred a BCP Material Adverse Effect.

(d)          Certificate. KCAP shall have received a certificate signed on behalf of BCP by a duly authorized officer thereof stating that each of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) has been satisfied.

Article IX
TERMINATION AND AMENDMENT

9.1          Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the KCAP Stockholder Approval, except that termination pursuant to Section 9.1(g) or Section 9.1(h) may only occur prior to receipt of the KCAP Stockholder Approval:

(a)          by mutual consent of KCAP and BCP, in a written instrument duly executed by KCAP and BCP;

(b)          by either KCAP or BCP, if any Law issued by any Governmental Entity preventing or making illegal the consummation of the Closing shall have become final and nonappealable;

(c)          by either KCAP or BCP, if the Closing shall not have been consummated on or before June 30, 2019 (the “Outside Date”), unless the failure of the Closing to occur on or before the Outside Date shall be due to the material breach of this Agreement by the Party seeking to terminate the Agreement pursuant to this Section 9.1(c);

(d)          by either KCAP or BCP, if the KCAP Stockholder Approval shall not have been obtained at the KCAP Stockholder Meeting (or at any adjournment or postponement thereof) duly convened therefor at which a vote on the Investment Advisory Agreement is actually taken;

(e)          by either KCAP or BCP (provided that the terminating Party is not then in material breach of this Agreement), if there shall have been a material breach of this Agreement by KCAP (in the case of a termination by BCP) or BCP (in the case of a termination by KCAP) which, either individually or in the aggregate with other material breaches of the breaching Party, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Sections 8.1 or 8.2 (in the case of a termination by BCP) or Sections 8.1 or 8.3 (in the case of a termination by KCAP) to be satisfied, and which is not cured within 30 days following written notice to the breaching Party or by its nature or timing cannot be cured within such time period;

(f)          by either KCAP or BCP, if the LibreMax Merger Agreement shall have been terminated;

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(g)          by BCP, if an Adverse Recommendation Change shall have occurred (whether or not in compliance with the terms of this Agreement); or

(h)          by KCAP, (i) in the event that the KCAP Board has made an Adverse Recommendation Change in compliance with the terms of this Agreement, or (ii) in order to accept a Superior Proposal in accordance with Section 7.8(e); provided, that in the case of any termination under this clause (ii), KCAP shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 7.8 and (C) paid any amounts due pursuant to Section 9.4.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h), as applicable, of this Section 9.1 shall give written notice of such termination to the other Parties in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2          Effect of Termination. In the event of a termination of this Agreement by either KCAP or BCP, as provided in Section 9.1, this Agreement shall become void and have no further effect, and none of KCAP, BCP, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Contemplated Transactions, except that (i) Section 7.2(c), this Section 9.2, Section 9.3, Section 9.4 and Article X shall survive such termination, and (ii) subject to clause (ii) of Section 9.4(c), neither KCAP nor BCP shall be relieved or released from any liabilities or damages arising out of its Fraud or pre-termination breach of any provision of this Agreement.

9.3          Fees and Expenses. Subject to Section 9.4, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such fees or expenses; provided, that the fees and expenses of one proxy solicitor engaged by KCAP to solicit proxies in favor of the KCAP Stockholder Approval shall be split equally by KCAP and BCP, up to a cap of $125,000, after which KCAP shall pay all such fees and expenses.

9.4          Expense Reimbursement.

(a)          In the event this Agreement is terminated in accordance with Section 9.1(d), Section 9.1(g) or Section 9.1(h), KCAP shall pay to BCP, within two (2) Business Days of such termination (or in the event of a termination under Section 9.1(h)(ii), prior to such termination), an amount in cash equal to the BCP Expenses.

(b)          In no event shall KCAP be required to pay the BCP Expenses on more than one occasion.

(c)          Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the Contemplated Transactions, (ii) except with respect to Claims based upon KCAP’s (A) breach of a covenant, where KCAP both (I) intended to take the action or non-action that resulted in or constituted breach and (II) had actual knowledge that such action or non-action would result in or constitute breach, or (B) Fraud, in the event this Agreement is terminated pursuant to Section 9.1(d), Section 9.1(g) or Section 9.1(h) and the BCP Expenses are actually paid to and accepted by BCP, such BCP Expenses shall be BCP’s sole remedy in connection with such termination, (iii) without these agreements, the Parties would not enter into this Agreement, and (iv) in the event that KCAP shall fail to pay the BCP Expenses pursuant to this Section 9.4 when due, and, in order to obtain such payment, BCP commences a suit that results in a final, non-appealable judgment against KCAP, KCAP shall pay to BCP costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Buyer Expenses at a rate equal to five percent (5%) commencing on the date such payment was required to be made through the date of payment.

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9.5          Amendment. This Agreement may be amended by the Parties, by action taken or authorized by the BCP Board and KCAP Board, at any time before or after receipt of the KCAP Stockholder Approval; provided, however, that after receipt of the KCAP Stockholder Approval, there may not be, without further approval of the KCAP Stockholders, any amendment of this Agreement that would require further approval of the KCAP Stockholders under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.6          Extension; Waiver. At any time prior to the Closing, the Parties, by action taken or authorized by the BCP Board and the KCAP Board, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article X
GENERAL PROVISIONS

10.1        Limited Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing; provided, however, that (i) all representations, warranties, covenants and other agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing with respect to, and solely with respect to, Claims based upon Fraud and (ii) all covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing (including those set forth in Section 7.5) shall survive the Closing in accordance with their respective terms.

10.2         Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), sent via email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

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(a)          if to KCAP, to:

KCAP Financial, Inc.
295 Madison Avenue - 6th Floor
New York, NY 10017
Attention: Dayl W. Pearson
e-mail: pearson@kcapinc.com

with a copy to:

Eversheds Sutherland (US) LLP
700 Sixth St., NW
Washington, DC 20001
Attention: Steven B. Boehm, Esq.
e-mail: stevenboehm@eversheds-sutherland.com

(b)          if to BCP, to:

BC Partners Advisors L.P.
650 Madison Avenue, 23rd Floor
New York, NY 10022
Attention: Edward Goldthorpe
e-mail: ted.goldthorpe@bcpartners.com
Attention: Patrick Schafer
e-mail: patrick.schafer@bcpartners.com

with a copy to:

Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, DC 20001
Attention: Rajib Chanda, Esq.
e-mail: rajib.chanda@stblaw.com
Attention: Jonathan L. Corsico, Esq.
e-mail: jonathan.corsico@stblaw.com

10.3        Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The KCAP Disclosure Schedule and the BCP Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules or regulations promulgated thereunder and any official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. All times of day are references to New York, New York time of day unless otherwise specified.

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10.4        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

10.5        Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Investment Advisory Agreement, the Administration Agreement, and Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

10.6        Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, any Federal court of the United States of America sitting in the State of Delaware, and the respective appellate courts from the foregoing (all of the foregoing, collectively, the “Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the applicable Delaware Court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable Delaware Court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable Delaware Court, and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable Delaware Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.

10.7        Publicity. Neither KCAP nor BCP shall, nor shall they permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld) of BCP, in the case of a proposed announcement or statement by KCAP, or KCAP, in the case of a proposed announcement or statement by BCP; provided, however, that any Party may, without the prior written consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ or any other applicable securities exchange.

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10.8        Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement. BCP and KCAP hereby agree that their respective representations warranties set forth therein and, except as provided in Section 7.5, their respective covenants and agreements set forth herein, are solely for the benefit of the Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 7.5 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, and may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9        Remedies.

(a)          Except as otherwise provided in this Agreement (including without limitation Section 9.4(c)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)          The Parties hereby agree that irreparable damage could occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach of any covenants or agreements set forth in this Agreement, each Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of the other Party under this Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.9(b), neither Party shall in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.9(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.9(b) shall require either Party to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 10.9(b) prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.9(b) or anything set forth in this Section 10.9(b) restrict or limit either Party’s right to terminate this Agreement in accordance with Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

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10.10      Waiver of Jury Trial. Each Party acknowledges and agrees that any Claim which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Claim directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Parties would not, in the event of any Claim, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

10.11      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision of this Agreement, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.12      No Suits Against Non-Parties.

(a)          Subject to Section 10.12(d), this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the respective Parties, and then only with respect to the specific obligations set forth herein with respect to such Parties.

(b)          In furtherance of Section 10.12(a), but subject to Section 10.12(d), KCAP hereby agrees that (i) no KCAP Related Party will bring or support any action, cause of action, Claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any BCP Related Party (other than BCP), in any way relating to this Agreement or the Contemplated Transactions, and (ii) no BCP Related Party (other than BCP) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any KCAP Related Party for any obligations or liabilities of any BCP Related Party under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to have been made in connection herewith.

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(c)          In furtherance of Section 10.12(a), but subject to Section 10.12(d), BCP hereby agrees that (i) no BCP Related Party will bring or support any action, cause of action, Claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any KCAP Related Party (other than KCAP), in any way relating to this Agreement or the Contemplated Transactions, and (ii) no KCAP Related Party (other than KCAP) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any BCP Related Party for any obligations or liabilities of any KCAP Related Party under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to have been made in connection herewith.

(d)          Notwithstanding anything in this Section 10.12 to the contrary, nothing in this Section 10.12 shall limit (i) the ability of an Indemnified Party to bring a claim for indemnification in accordance with Section 7.5, or (ii) the rights of parties under the Investment Advisory Agreement, the Administration Agreement, the Great Lakes subscription agreement or related letter agreement, or the Asset Purchase Letter Agreement to bring claims under any such agreements, in each case solely against any other Persons who are expressly parties thereto.

(e)          For purposes of this Agreement:

(i)          “BCP Related Parties” means BCP and its former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing; and

(ii)         “KCAP Related Parties” means KCAP and its former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Representatives or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

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IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

KCAP FINANCIAL, INC.

By:	/s/ Dayl W. Pearson
Name: Dayl W. Pearson
Title: Chief Executive Officer

BC PARTNERS ADVISORS L.P.

By:	BC Partners (GP) LLC
Its:	General Partner

By:	/s/ Edward Goldthorpe
Name: Edward Goldthorpe
Title: Partner

Signature Page